Exhibit 10.8

TABLE OF CONTENTS

I.	PROJECT SUMMARY	2
II.	BASIS OF SYSTEM CRITERIA	3
1.0	General	3
2.0	Site/Civil	4
3.0	Concrete	5
4.0	Masonry	6
5.0	Structural / Steel	6
6.0	Carpentry.	8
7.0	Thermal and Moisture Protection	8
8.0	Doors and Windows	9
9.0	Finishes	11
10.0	Specialties	13
11.0	Equipment	15
12.0	Furnishings	16
13.0	Special Construction	17
14.0	Conveying Systems	18
15.0	Mechanical	19
16.0	Electrical	56
17.0	PROCESS	64
III.	DESIGN/BUILD PROJECT DISCUSSION	81
IV.	CLARIFICATIONS	88
V.	ESTIMATE	99
VI.	COMMERCIAL TERMS	99
VII.	MILESTONE SCHEDULE	100
VIII.	ATTACHMENTS	100

5110 Campus Drive ● Suite 110 Plymouth Meeting, PA 19462

Phone: 610.941.1001 ● Fax 610.941.0110 ● www. protecsinc.com

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I.	PROJECT SUMMARY

Hemoglobin Oxygen Therapeutics, LLC (HbO2) has acquired the technology and IP to manufacture bovine derived Hemoglobin from a former company that filed for bankruptcy. The Hemoglobin manufacturing and packaging processes were previously performed at three separate facility located in Pennsylvania, Massachusetts and Canada. HbO2 is relocating the entire manufacturing, packaging and warehousing operations to its Pennsylvania facility located at 674 Souder Road in Souderton, PA. The landlord has built a building expansion of approximately 34,000 SF that was complete in July of 2017.

At the request of HbO2, PROTECS has developed a scope of work and a Guaranteed Maximum Price ($GMP) for the design, construction and commissioning of the planned fit-out of the building shell expansion. The fit-out will include the construction of new office space, laboratory space, chemical storage, cGMP manufacturing and packaging, warehousing, locker rooms, bathrooms, supporting electrical/mechanical space and the associated utilities. The intent of the project is for HbO2 to relocate the manufacturing, packaging and warehousing operations to the Souderton facility. HbO2’s program is as follows:

Description	Area (SF)
Office	10,800	SF
Cleanroom ISO 8	12,100	SF
Cleanroom ISO 7	600	SF
Utility/Support Space	13,600	SF
Warehouse	2,700	SF
Laboratory	2,500	SF
Equipment Platform	4,700	SF
Total	47,000	SF

The overall schedule for the project will require release of the $GMP within two days to enable subcontractor and material release for completion in September 2018. A schedule outlining the overall project timeline including all stages of engineering, permit approval process, construction activities, commissioning and validation for the project is also attached.

PROTECS is prepared to assist HbO2 with moving forward on this project. Based on the preliminary information and the proposed design and construction discussed, PROTECS recommends HbO2 continue with the methodology below to deliver this project. We believe proceeding in the fashion outlined below will lead to the safest, most cost effective and timely delivery of this project

●	Complete the project design and issue Bulletin #1 drawings and P&IDs.
●	Confirm pricing and release specific subcontractors/vendors critical to the project schedule.
●	Mobilize to site and commence construction activities.
●	Construction management, scheduling, and cost control for all labor and materials managed at the site by PROTECS personnel.
●	Commissioning and start-up.
●	Occupancy permit will be obtained by PROTECS.
●	Occupancy by HbO2.
●	Validation facility and processes by HbO2.

A summary description of the estimate basis follows:

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II.	BASIS OF SYSTEM CRITERIA

1.0	General

The intent of this project is to renovate the existing empty shell to provide for a mixed-use laboratory, office, manufacturing, packaging and warehouse operations at the Souderton, PA facility. The current building is mixed use occupancy with use group F-2 Factory and use group S-2 Low Hazard Storage – Non-Separated Mixed use. A detailed code review and hazardous material code review is included on the drawings.

The building will include the following occupancy classifications:

●	F-2 - Factory
●	S-2 – Low Hazard Storage
●	B – Business Group

The existing building is a steel and concrete structure.

The design criteria employed on the project is defined below and will be in accordance with the requirements of the following codes and standards:

●	International Building Code (IBC 2009)
●	International Fire Code (IFC 2009)
●	International Plumbing Code (IPC 2009)
●	International Mechanical Code (IMC 2009)
●	International Energy Conservation Code (IECC 2009)
●	NFPA (Applicable) National Fire Protection Association
●	NFPA 70 National Electrical Code
●	NFPA 72 – National Fire Alarm Code (NFAC)
●	NFPA 70E – Standard for Electrical Safety Requirement for Employee Workplaces
●	NFPA 110 – Standard for Emergency and Standby Power Systems
●	ADA Title II Accessibility Guidelines
●	ASHRAE American Society of Heating Refrigeration and Air Conditioning Engineers
●	SMACNA Sheet Metal and Air Conditioning Contractors National Association
●	ASME American Society of Mechanical Engineers
●	OSHA
●	ASCE as noted below
●	AISC as noted below

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●	ASTM as noted below
●	ACI as noted below
●	ANSI (Applicable) American National Standards Institute
●	ASSE American Society of Sanitary Engineers
●	AWWA American Water Works Association
●	CAGI Compressed Air and Gas Institute
●	CISPI Cast Iron Soil Pipe Institute
●	CGA Compressed Gas Association
●	Regulatory and validation requirements related to the facility design, construction and operations. Applicable sections of the following:

○	FDA CFR Guidelines for GMP operations in the United States
○	European Commission’s EU Guidelines to Good Manufacturing Practices for Medicinal Products for Human and Veterinary Use, Annex 1

2.0	Site/Civil

2.1	Overview

There will be no site improvements required for the project. The new building and all associated site/civil activities will be completed by HbO2 as part of the building shell construction project.

The site benchmark will be determined during detailed design as provided by the M&W Group.

The project will have to conform the local zoning requirements which were completed by the M&W Group.

2.2	Site Grading

Site grading will be limited to the liquid nitrogen pad.

2.3	Site Utilities – Electric, Natural Gas, Water, Sewer, Storm Drainage

The natural gas service was upgraded by PECO and the service will serve the new and existing systems. The electrical service will be upgraded to meet the project requirements. PPL will replace the existing pad mount transformer and set the new transformer on the existing vault. A new termination cabinet, required by PPL, will be provided to feed the new and existing switchboards.

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2.6	Parking and Roadways

There are no parking and/or roadway modifications required. The parking lot wearing course and line stripping will be completed by the landlord after the completion of the project.

2.7	Dock Area

The new dock area and shipping / receiving will be completed by HbO2 as part of the building shell construction.

2.8	Fencing

A galvanized chain link fence with access gate and man gate will be provided at the bulk nitrogen tank pad.

3.0	Concrete

The concrete slab for the building expansion loading dock area is included as part of the building shell construction.

A new concrete slab will be provided for the building expansion (except the loading dock area to be poured as part of the building shell construction).

A new concrete slab will be provided for the new second floor office area.

Reinforcement of the concrete slab as required for the process equipment will be provided.

The existing concrete floor will be cut and patched to accommodate new underground piping. The patchwork will include a vapor barrier and reinforcing to “dowel-in” to the existing slab to remain. This work is based on the existing concrete slab floor being 6” thick.

Interior concrete housekeeping pads will be provided for the new electrical gear and mechanical equipment in Utilities #181 and #184. Inertia bases will be provided directly onto the floor structure for pumps as required.

A new exterior concrete pad will be provided for the liquid nitrogen tank.

Miscellaneous concrete pads and curbs will be provided for architectural features such as the Serum Receiving wash-down area.

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3.1	Concrete

a.	Footings (ACI 301): Normal weight mix, 4,000 psi compressive strength at 28 days
b.	Slab on grade (ACI 360): 6 inches thick, normal weight mix, 4,000 psi compressive strength at 28 days
c.	Housekeeping Pads: 6 inches thick, normal weight mix, 4,000 psi compressive strength at 28 days (existing slab to remain)

4.0	Masonry

Masonry work will be limited to new elevator hoistway walls and cutting/patching existing masonry for new openings. New openings will include the following:

●	Door openings from the existing building to the new expansion
●	Mechanical penetrations from the existing building to the new expansion
●	Door openings in the existing building

The new elevator hoistway walls will be constructed of 8” CMU and will be grouted solid.

5.0	Structural / Steel

The renovation project will require structural steel dunnage for roof top equipment, structural reinforcement and framing for roof top equipment, a second floor cat walk with metal grating for access to equipment requiring maintenance, two stair towers, SS platforms for process tank access and a new second floor office area.

The second floor office area will be 1 ½” – 20 gauge composite metal deck with 2 ½” normal weight concrete slab (4” total thickness).

The existing process equipment platforms relocated from the Cambridge, MA facility will not be re-used. New process equipment platforms with stair / ladder access and diamond plate decking will be provided. The new platforms will be constructed of stainless steel with a #4 Mill finish for access to the process equipment. The platforms will be provided with the process skid assemblies and final assembled during the skid installation.

Two steel pan stair towers will be provided as required for egress / access to the second floor. Roof access from the stair towers will not be provided. The stair tower construction will be open to the second floor level, but closed at the first floor for security. The construction will not be rated for fire separation due to exceptions in the code.

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Steel framing will be provided for new roof top equipment at the same elevation as the existing roof framing.

Steel dunnage will be provided to support the roof top chillers and generator equipment. The chiller dunnage will allow for 2’-0” clear space between the finished roof and the bottom of steel to allow for access to equipment and roof drains. The dunnage will be bolted connections with the steel being shop primed and painted. (See alternate price for all exposed structural steel dunnage to be hot- dipped galvanized).

Supplemental framing steel will be required as additional support around new penetrations exceeding one square foot. This angle framing will be shop primed and installed with any field welds brushed and painted after installation. All other steel work will be performed using materials in accordance with the following:

The structural design will be in accordance with the requirements of the following codes and standards:

5.1	Gravity Live Loads (Code Minimum)

a.	Slab on grade:	200 pounds per square foot
b.	Second floor:	65 (50 office + 15 for partitions) pounds per square foot
c.	Second floor cat walk (Main):	40 pounds per square foot
d.	Second floor cat walk (Egress):	60 pounds per square foot
e.	Roof level:	20 pounds per square foot plus the actual weight of mechanical equipment

5.2	Wind Loads (Code Minimum)

a.	Basic wind velocity (per ASCE 7-05) = 90 mph
b.	Exposure category = C
c.	Wind importance factor = 1.0

5.3	Seismic Loads (Code Minimum)

a.	Spectral response acceleration at short period, Ss = 0.276g
b.	Spectral response acceleration at 1 second period, S1 = 0.062g
c.	Seismic Occupancy Category = II
d.	Site class = C
e.	Seismic Design Category = B

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5.4	Structural Steel

a.	Wide flange members: ASTM A992
b.	Angle, channel, plates, and rods: ASTM A36
c.	Hollow structural shapes: ASTM A500, Grade B
d.	Structural pipe: ASTM A53, Type E, Grade B
e.	Structural bolts: ASTM A325-N

5.5	Metal Deck

a.	1-1/2” deep x 20 gauge composite metal floor deck (galvanized)
b.	1-1/2” deep x 22 gauge wide rib metal roof deck (galvanized)

6.0	Carpentry

6.1	Blocking

Wood grounds and nailers will be provided for equipment and roof supports as required. Wood in contact with masonry and roof nailers will be treated in accordance with AWPA C2 requirements, and will be mechanically fastened securely to substrate. The use of exposed wood will be prohibited in any interior areas. Wood used for blocking will be fire retardant treated.

6.2	Millwork

Millwork will primarily consist of plastic laminate over pressboard in the restroom areas. A solid surface countertop will be provided in the CNC restrooms. Painted wood trim will be provided at the top of the wall surrounding Stair 1. Plastic laminate window sills will be provided at most of the exterior windows in the addition.

7.0	Thermal and Moisture Protection

7.1	Roofing

All roof materials will be designed as an assembly in order to maintain a single source roof warranty. All roof flashing is per SMACNA’s standard flashing details, including the proposed building expansion joints.

Roof work related to the fit out project will be limited to new penetrations and equipment curbs in the existing roof. For existing roof area requiring cutting and patching, roof flashing, cutting, and patching will be provided to conform to the existing manufacturer’s warranty requirements per the manufacturer’s standard details. This will be provided to maintain the existing warranty and bond, if any on the existing roof.

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7.2	Sealants

All joints will be sealed with an appropriate sealant and backer as required. At the building interior, all products will be FDA approved and bacteria inhibiting. Interior building joints and penetrations in fire rated wall construction to be fire stopped with an appropriate UL assembly. Exterior masonry wall assemblies will receive approved block filler as required for moisture protection.

All exterior joints will be sealed watertight.

7.3	Fireproofing

Fireproofing is not required.

7.4	Firestopping

Fire caulking as manufactured by Hilti or other similar manufacturers will be the primary material used for this. Where there are multiple penetrations an assembly will be prepared in consultation with the architect and engineer.

8.0	Doors and Windows

8.1	Hollow Metal Doors

Doors will be constructed of hollow metal with vision lights where indicated and be mounted in hollow metal frames. The hollow metal frames will be knock down wrap around type in all non-process areas. Exterior egress doors are existing. Where doors are installed in rated walls, UL fire rated doors, frames and hardware will be installed. Doors will have a painted finish over a factory prime coat.

Hollow metal frames will be 18 gauge for interior and 14 gauge for exterior. Interior frames will be cold rolled steel and exterior frames will be galvanized steel. Hollow metal doors will be 20 gauge for interior and 16 gauge for exterior, primed gray. Interior doors will be cold rolled steel and honeycomb core and exterior doors will be galvanized steel with polyurethane (insulated) core.

All doors will be a standard 7’-0” height unless otherwise noted.

8.2	Wood Doors

Doors in the office areas will be wood doors and will be mounted in hollow metal frames. The frames will be knock down wrap around type. Hollow metal frames will be 16 gauge. Interior frames will be cold rolled steel and exterior frames will be galvanized steel.

Doors will be a pre-finished stain grade. Wood doors will be Mohawk Commercial Series finished to one of Mohawk’s standard colors or approved equal.

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8.3	Hardware

General door hardware will be ADA compliant. Locksets will be cylindrical type, heavy duty. Electrified hardware will be installed where security devices are shown. Double doors will include flush bolts on the inactive leaf. A typical door will receive 1 ½ pair hinges.

Fire rated doors will be equipped with surface mounted overhead closers. All doors other than office doors and cleanroom doors will be equipped with surface mounted overhead closers. Cleanroom doors will be equipped with concealed closers.

Door hardware will be Hager hinges or approved equal; Schlage “ND” series locks or approved equal; Falcon DL-24/25 series panic hardware or approved equal; Schlage M450 series magnetic locks or approved equal; Von Duprin 6000 series electric strikes or approved equal; LCN 4010/4110/4020 series closers or approved equal; Hager manual flush-bolts, floor and wall stops, armor plates and weather- stripping products or approved equals; Von Duprin power supplies or approved equal. Hardware are US26D, US32D and 689 finishes. Construction keying for doors will be provided. Final keying will be completed by HbO2.

8.4	Vision Panels

Rated fire glass will be provided in all interior doors that carry a rating label and are programmed as requiring vision panels. Tempered safety glass will be provided in other glazing applications in hollow metal frames. Exterior hollow metal doors are existing.

Door lites will typically be ¼” thick clear tempered safety glass and 24”x32” in size, 5”x 30” (100 si) for rated lites. Door lites within the cleanroom suites will be finished flush with the door. The glass will be caulked in place and gasketed. The frames for these windows will be hollow metal, welded. Where both sides of the window are clean, the glass will be flush on both sides. Where only one side is clean, the non-cleanroom side will not be flush glass.

8.5	Special Doors

Where special modular cleanroom partitions are used the doors will be integral to the system. Door will be constructed of powder coated aluminum with vision lights where indicated and will be mounted in aluminum frames.

8.6	Storefront

There are no storefront systems required.

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8.7	High Speed Roll Up Doors

Fabric type high speed roll up doors (HSRUD) with wall based activation switches or overhead pull strings and vision panels will be provided as indicated on the plans. The HSRUDs will ensure a tight seal to maintain space pressurization in the cleanroom areas.

Note: Refer to contract drawings for door type and locations.

9.0	Finishes

9.1	Partitions

Gypsum wall board (GWB) partitions will be constructed of cold-formed metal studs of appropriate size and gauge for interior furred-out and utility chase walls and will be finished in standard gypsum board. In wet locations moisture resistant type gypsum board will be used. Deep-leg deflection tracks will be provided at the tops of light gauge steel partitions that are built to the underside of the deck above to alleviate crushing and deformation. The layers of GWB and thickness will be governed by the rating of the partition as applicable.

All finished gypsum wallboard within the laboratories, corridors, warehouse and office areas will have a level 4 finish.

Ceramic tile walls up to four feet will be provided within the new bathrooms.

A prefabricated cleanroom wall system as manufactured by Dagard will be used for interior walls within the cleanroom area. The cleanroom wall panels and accessories have been purchased by HbO2 and will be integrated into the project design. The full thickness walls will be typically 4-3/4”, nominally, consisting of 151/256” (15mm) liner panels fastened directly over metal studs or hat track channel of the appropriate size and gauge. The wall finish will be a PVC coating with solvent welded seams. The walls will have integral coved corners. This same wall system will be used to construct a “dust alcove” in the Weigh Room in in lieu of installing a piece of equipment.

Note: Refer to contract drawings identifying wall partition type for each room.

9.2	Ceilings

The ceiling systems will include GWB ceilings, suspended grid systems, prefabricated cleanroom ceiling systems and open structure areas.

The GWB ceiling will include GWB panels screwed to suspended GWB grid system.

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The office area ceiling tiles will sit in a 2’ by 4’ inverted tee ceiling grid system suspended by wire from the overhead structure. The office area tiles will be a second look type tile.

The lab area ceiling tiles will sit in a 2’ by 4’ inverted tee ceiling grid system suspended by wire from the overhead structure. The ceiling tiles will be mylar or vinyl coated composite tiles.

The cleanroom ceilings will be 2’ x 4’ modular suspended ceiling system as manufactured by Dagard. The walls will have integral coved corners. The ceiling will NOT be walkable and access to equipment above the cleanrooms will be from a calk walk system.

Note: Refer to contract drawings identifying ceiling type for each room.

9.3	Finishes

9.3.1	Floor Coatings / Coverings

The epoxy flooring will be a troweled on epoxy coating similar to that provided by Stonhard, Cornerstone, Sherwin Williams or approved equal. The epoxy flooring system will be similar to the Stonclad GS system with a Stonkote GS4 topcoat or approved equal. This coating will be 3/16” thick with a slip resistant finish. The epoxy flooring system should be resistant to the chemicals indicated by HbO2.

The coving will match the epoxy floor and will be a hospital type integral cove to 4” up the wall.

The vinyl composite tile will be 12” x 12” x 1/8” thick with a vinyl cove base. The VCT will be similar to Armstrong Standard Excelon or approved equal.

The polished concrete floors will be a pigmented finish or clear finish depending on the location.

Wood look luxury vinyl flooring system similar to the Venue Wood product by Tandus Centiva will be provided in the office area.

Ceramic tile floors will be provided within the bathrooms (not including production area bathrooms). 12”x24” Dal Tile San Michele glazed paver tile or approved equal with 3”x12” bullnose cap will be provided.

Note: Refer to contract drawings identifying flooring type for each room.

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9.3.2	Wall and GWB Ceiling Coatings / Coverings

The epoxy paint will be a water-borne epoxy paint. On new walls, two coats will be provided over a primer coat. On existing walls one coat will be provided over the existing coat. On block walls a coating of block filler will be provided before painting.

The latex paint will be a water based paint. On new walls, two coats will be provided over a primer coat. On existing walls one coat will be provided over the existing coat. On block walls a coating of block filler will be provided before painting.

Accent walls will be provided in the following areas:

●	Office Area

●	Entrance / Lobby Area

Note: Refer to contract drawings identifying wall finish for each room.

9.3.3	Special Coatings

There are no special coatings.

10.0	Specialties

10.1	Fire Extinguisher Accessories

HbO2 will furnish 10 lb portable dry chemical type fire extinguishers for mounting in cabinets or on hooks provided under this scope of work.

Fully or Semi-recessed painted steel fire extinguisher cabinets with vertical duo panel doors will be provided to house HbO2 supplied ten-pound multi-purpose dry chemical portable fire extinguishers at intervals to satisfy building code requirements.

10.2	Toilet Partitions / Accessories

The toilet rooms will be provided with accessories including grab bars, mirrors, dispensers for toilet tissue, soap, paper towels, and feminine products, and waste disposal units. This includes floor mounted, powder coated metal toilet partitions in the office area and ceiling hung, powder coated metal toilet partitions in the production area. Urinal screens are provided. The appropriate ADA compliant accessories are included within these items.

10.3	Laboratory Casework

Refer to Division 12.

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10.4	Screens

Specialty screens are not required.

10.5	Warehouse Racks

The warehouse racking system will be furnished and installed by HbO2. The contract drawings will indicate locations for reference and coordination only.

The warehouse has been designed to accommodate 28 pallet positions (maximum 2400lbs per pallet position on floor level, maximum 1500lbs per pallet on the 2nd level, maximum 500lbs on the top level) per level with an initial height of 3-tiers (54” clear between tiers). The current concrete slab is assumed to be 6”. Any increase in height above the three tiers will require evaluation of the existing slab and warehouse racking system.

The QA/Quarantine has been designed to accommodate 12 pallet positions (maximum 2500lbs per pallet position on floor level, maximum 2500lbs per pallet on the 2nd level) with an initial height of 2-tiers (54” clear between tiers). The concrete slab for this area of the fit out will be designed for the loads indicated above. Any increase in height above the two tiers will require evaluation of the slab design and warehouse racking system.

10.6	Wall Bumper / Corner Guards

4”x 4” x 96” SS Corner Guards will be provided.

A wall mounted wall protection system (cart protection) has been provided as an alternate.

Note: Refer to contract drawings identifying corner guard and wall bumper locations.

10.7	Interior Room Signage

Interior room signage except required by code will be completed by HbO2.

10.8	Gowning Room Accessories

Gowning room accessories (i.e. mirrors, hooks, dispensers, etc…) will be furnished and installed by HbO2. The gowning room accessories layout will be included on the project drawings and indicated as “by owner”. Blocking for wall mounted items will be based on the locations indicated.

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10.9	Fork Truck

A Raymond 31 Easi Reach forklift will be provided by HbO2. Power for the lift battery charger will be provided in the location indicated on the drawings.

10.10	Lockers / Benches

Lockers will be provided within locker rooms. Lockers will be double tier and approximately 12”W x 18”D x 72”H. Lockers will be provided with sloped tops with a “Z” base. Key and/or combination pad locks will be by HbO2. The lockers will be numbered sequentially starting at #1.

Benches will be provided within locker rooms and personnel airlocks as indicated on the drawings. Benches will be anchored into the floor with SS anchors to allow for benches to be removable.

10.11	Bug Light

Bug lights will be indicated on the project drawings and will furnished and installed by HbO2. Power for the bug lights will be provided at the following locations:

●	Entrance Vestibule
●	Loading Dock
●	Serum Receiving
●	Exterior Doors In Utilities Corridor

11.0	Equipment

11.1	Fume Hoods

See Division 12 for details.

11.2	Loading Dock Equipment

Loading dock equipment is existing.

11.3	Process Equipment

See division 17.0 for details.

11.4	Lab Equipment

Lab equipment, refrigerators, freezers, bench top autoclaves and incubators will be by HbO2.

11.5	Overhead Projector

The overhead projectors will be furnished by HbO2. Installation and electrical hook up will be provided.

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11.6	Wash Down Equipment

The wash down equipment for the Serum receiving will be relocated from its location in the warehouse.

11.7	Labeling Equipment

The labeling equipment (labeling machine, label counter, and overwrap machine) will be furnished and installed by HbO2.

11.8	Lab Glass Washer

A lab glass washer will be provided in the lab area and will be served by the lab RODI water system. The glass washer will be qualified, but not validated and a GMP washer is not required.

11.9	Fork Truck

A Raymond 31 Easi Reach forklift will be provided by HbO2. Power for the lift battery charger will be provided in the location indicated on the drawings.

12.0	Furnishings

12.1	Laboratory Casework

Used laboratory metal casework and new epoxy countertops will be provided in the laboratories and final packaging. The used casework will have the exterior electrostatically painted in place after installation. The casework layout will be determined based on cabinet availability and will be reviewed with HbO2 prior to installation.

The casework will be 30” deep (including service chase) and 36” high. A peg board will be provided in the Glass Wash room.

12.2	Fume Hoods

A 4’ Benchtop fume hood with an epoxy work surface and appropriate metal base cabinets will be provided in the weigh room.

ASHRAE 110 testing of fume hoods is not included.

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12.3	Bio-Safety Cabinets

A Bio-Safety cabinet (recirculating type) will be furnished and installed by HbO2 in the new Micro Lab.

12.4	Dispensing Hood

See section 9.0

12.5	Pass-Thru’s

A 24”W x 24”H x 24” L ID material pass through, constructed with 16 gauge 304 SS, with surface mounted SS frame doors with ¼” tempered glass window, continuous hinges, ¼ turn chrome plated handles, and a mechanical interlock will be provided between the Following:

●	Filling room and Labeling and Overwrap room.
●	Filling room and Aseptic Waste Out room.
●	Filling room and Aseptic Equipment Prep room.

12.6	Office Furnishings

Office furnishings, including but not limited to the reception desk, computers, copiers, IT equipment, cubicles, desks and chairs, shredders, book cases and conference tables, will be provided and installed by HbO2.

12.7	Process Area / Warehouse Furnishings

Process area furnishings, including but not limited to desks/chairs, rolling tool boxes, shelving, SS work tables, computers/printers, storage racks, rolling racks, rolling tables, rolling cages, file cabinets (Fire King), metro racks, scales, check weight stations, integrity tester, peg boards and flammable storage cabinets, will be provided and installed by HbO2.

12.8	Gas Cylinders and Storage Cages / Racks

Gas cylinders and storage cages / racks will be provided and installed by HbO2.

12.9	Window Treatments

Except for the electrical room where privacy film will be applied to the existing windows, window treatments will be provided and installed by HbO2.

12.10	Office Furniture

Office furniture including workstations/cubicles will be provided and installed by HbO2. PROTECS will provide power to the cubicles for final connection by HbO2. Locations for power connections will be shown on the contract drawings based on a generic furniture layout unless HbO2 provides specific furniture selections and power connection requirements. Power connections will be configured as whips unless HbO2 provides specific furniture selections.

13.0	Special Construction

13.1	Leak Detection

Low level oxygen sensors will be provided by HbO2 if required.

13.2	Rigging

Rigging will be required for new steel and mechanical/electrical equipment.

13.3	Rigging (Owner Process Equipment)

See division 17 for details.

13.4	Cold Storage Room (Relocated)

The existing cold room will be relocated to its new location.

13.5	Cold Storage Room (New)

A new cold storage room will be provided per the below criteria:

(a)	Performance:

(i)	Temperature Performance

1.	Design Temperature Setpoint: +5 degrees C +/-3C
2.	Maximum temperature uniformity between any two points: +/- 2 degree C horizontal and +/- 3 degrees C vertical.
3.	Design Humidity Setpoint: No humidity control.
4.	System Capacity: Refrigeration system shall be capable of maintaining specifications under the following conditions:

a.	Temperature Range Surrounding Room: 18 to 28 degrees C.
b.	Ambient Temperature at Air-Cooled Condensing Units: 120 degrees F.
c.	Man Door Openings: Six (6) per hour for an average duration of 15 seconds.
d.	Personnel: Two (2) person per hour for an average duration of 10 minutes.
e.	Environmental Room Load: Lighting.
f.	Materials: One ambient temperature pallet of material (200lbs) will be loaded into the cold room per day.

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(ii)	Noise: Room shall generate no more than 70 dBA at any point across room at 6 feet above floor.

1.	All mechanical and electrical equipment shall generate no more than 75 dBA within 3 feet of unit in any direction.

(iii)	Structural:

1.	Dead Loads: Self-weight of all elements and attached finishes.
2.	Seismic Loads: Per applicable codes

a.	General: Connections shall be positive anchorage without consideration for frictional resistance.

(b)	Backup System: Provide Cold Storage Room with a 100 percent redundant refrigeration system (including condensers, compressors, and evaporator coils) and blower system, with these systems having automatic switchover during normal operation.
(c)	Lighting: Lighting output shall be a minimum of 50 foot-candles at a measured 40 inches above floor based on empty space.
(d)	Room Size (interior dimensions): 8’-0” wide x 12’-6” long x 8’-0” high.
(e)	Doors: 1 man door (4’-0” x 7’-0”)
(f)	Floor: Cold Box will sit on the existing concrete slab.
(g)	Electrical Requirements:

(i)	Control Panels: 120/208 V, 3 phase, 60 Hz, 3 wire.

1.	Provide unit-mounted transformer at control panel for all internal connections.

(ii)	Condensing/Compressor Units: 460 V, 3 phase, 60 Hz
(iii)	Lights: Single point connection to control panel power supply.
(iv)	Electrical Receptacles: 120 V, 20 amp GFCI.

(h)	Condensing Equipment: To be located on top of the cold room

14.0	Conveying Systems

14.1	Elevator

A two-stop hydraulic machine-room-less (MRL) elevator with a 5000lbs capacity will be provided. The basis of design is the Otis HydroFit, and the shaft and pit requirements will be based on this unit. The elevator pit is not included as part of the building shell construction. The pit will be included in the fit out project to allow coordination with and confirmation of the manufacturer’s requirements.

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15.0	Mechanical

15.1	Introduction

The project will require new HVAC systems to support the fit out. The intent of this work is to duplicate/supplement the existing systems approach by adding specific new items of equipment.

Accordingly, the new HVAC equipment that will be added is summarized below (Refer to equipment list for sizing):

●	Plant steam boiler
●	Roof / Wall mounted exhaust fans
●	Roof top air-handling units
●	Humidifiers
●	CRAC Units
●	VAVs / FTUs
●	Electric Duct Heaters
●	HEPA Filters
●	Unit Heaters
●	Louvers

The work associated with these components will include the procurement, receipt, rigging, installation, piping or duct connection to the existing main, electrical connection, installation of new control devices, start-up, testing, commissioning, and turn-over.

The equipment will be provided with direct drives where possible and variable frequency (VFD’s) drives or ECM variable speed motors where required.

A mechanical “cat walk” will be provided above the production cleanroom to provide access to equipment requiring service and access to controlling valves, dampers, etc…

The balance of this section describes the approach for the project’s mechanical systems.

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15.2	Outside Design Conditions

The summer outdoor design conditions used will be the ASHRAE 0.4% dry bulb temperature and mean coincident wet bulb for Souderton, PA. The ASHRAE 0.4% numbers are exceeded for approximately 35 hours each summer in a typical year. The winter design conditions will be the ASHRAE 99.6% dry bulb temperature and outdoor design conditions will be as follows:

Area	Outdoor Design Conditions
	Summer	Winter
Cleanrooms	93°F db/75°F wb	13.8°F/4.3 grains
Laboratories	93°F db/75°F wb	13.8°F/4.3 grains
Warehouse	93°F db/75°F wb	13.8°F/4.3 grains
Office	93°F db/75°F wb	13.8°F/4.3 grains
Mechanical and other Ventilated spaces	93°F db/75°F wb	13.8°F/4.3 grains

The elevation of the site is 600 ft.

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15.3	Interior Design Conditions

The design temperatures for the interior zones are outlined below (these are design ranges, validation ranges, if applicable, shall be broader):

AHU Number	AHU Zone Name	Temperature	Relative Humidity
AHU-06	Filling Area - Rooms: 168, 168A, 168B, 168C)	65°F +/- 3°F	30% - 70% RH
AHU-04 & AHU-05	Process Area – Rooms: 157, 164, 165, 167, 169, 169A, 170, 171, 174	68°F +/- 3°F	30% - 70% RH
AHU-04 & AHU-05	Process Area – Rooms: 172, 173, 173A, 175	68°F +/- 3°F	30% - 70% RH
AHU-04 & AHU-05	Process Area – Rooms: 149, 156, 162A, 163A, 176, 176A, 180	68°F +/- 3°F	30% - 70% RH
AHU-08	Office Area – Rooms: 160, 160B, 161, 161D, 162, 163, 177, 179, 179, 200, 201, 202, 203, 204, 205, 206, 207, 208, 209, 210, 211, 212, 213, 214, 215, 220	Heating: 70°F +/- 5°F Cooling: 75°F +/- 5°F	Summer: <65% Winter: Uncontrolled
AHU-08	Support & Utility Space – Rooms 161A, 161C, 181, 182	Heating: 70°F +/- 5°F Cooling: 75°F +/- 5°F	Summer: <65% Winter: Uncontrolled
AHU-08	Metrology Lab – Room 161B	Heating: 70°F +/- 5°F Cooling: 75°F +/- 5°F	Summer: <65% Winter: Uncontrolled
AHU-08	Chemical Storage – Room 183	70°F +/- 5°F	Summer: <65% Winter: Uncontrolled
AHU-09 and Existing AHU-02	Warehouse – Rooms 139, 148, 150, 151, 153	75 Heating: 70°F +/- 5°F Cooling: 75°F +/- 5°F	Uncontrolled
AHU-09	Final Packaging Room 155	68°F +/- 3°F	30% - 70% RH
AHU-09	Laboratories – Rooms 105A, 105, 118, 121, 123	70°F +/- 3°F	30% - 70% RH
SF-4.1 & SF-4.2	Utilities – Room 184	Summer: <100F Winter: >60F	Uncontrolled
AHU-07	Micro Lab – Room 119	70°F +/- 3°F	30% - 70% RH

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NOTE: AHU tags noted above and below reflect the total unit count for the building including existing and are all noted here as AHUs. The drawings depict the new units as Roof Top Units (RTUs). See the below table for summary:

Unit Tag	Area Served
AHU-1	Existing Process Area Unit
AHU-2	Existing Lab Area Interior Unit
AHU-3	Existing Office Area Exterior Unit
AHU-4 (RTU-1)	New Process Area Unit
AHU-5 (RTU-2)	New Process Area Unit
AHU-6 (RTU-3)	New Fill Suite Unit
AHU-7 (RTU-4)	New Micro Lab Unit
AHU-8 (RTU-5)	New Office and Support Area Unit
AHU-9 (RTU-6)	New Renovation Area Unit

NOTE: The relative humidity set points will be: Winter – 40% RH, Summer – 60% RH.

Humidity control for process and fill areas will be provided by a gas fired humidification boilers. Humidity control for the QC Labs will be provided by electro-steam humidifiers with their own dispersion manifold located in supply ductwork to support the zones indicated. The humidifiers will be controlled with wall mounted humidity sensors and will connected to the building BAS.

Dehumidification will be accomplished through the AHUs.

For both humidification and dehumidification Fill Room #168 was selected as the controlling sensor location for AHU-06. The other rooms are generally expected to be in the range; however, conditions may vary as they will be following the lead of the system to satisfy the critical room, Fill Room #168. Each functional room or group of rooms will have its own temperature control zone.

For both humidification and dehumidification GMP Production #168 was selected as the controlling sensor location for AHU-04 and AHU-05. The other rooms are generally expected to be in the range; however, conditions may vary as they will be following the lead of the system to satisfy the critical room, GMP Production Room #170. Each functional room or group of rooms will have its own temperature control zone. Additional process related room humidifiers will be provided as noted above for rooms with winter humidification control.

Temperature control for the building will be provided by electric duct heaters to support the zones indicated.

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Note: Refer to contract drawings identifying temperature and humidity zones and selected controlling sensor locations.

Room Classifications / Design Air Change Rates

The design air change rates for the classified interior zones are outlined below (these are design ranges, validation ranges, if applicable, shall be broader):

Room	ISO / EU Classification	Particulate Count/Size	Design Air Change Rate or FPM
Filling Area - Rooms: 168, 168A, 168B, 168C)	ISO 7 / Grade B	352,000 > 0.5micron, 83,200 > 1 micron, 2,930 > 5 micron	50 ACH
Process Area Zone – Rooms: 157, 164, 165, 167, 169, 169A, 170, 171, 174, 172, 173, 173A, 175	ISO 8 / Grade C	3,520,000 > 0.5 micron, 832,000/ >1 micron, 29,300 >5 micron	20 ACH
Process Area – Rooms: 149, 156, 162A, 163A, 176, 176A, 180	CNC / Grade D	3,520,000 > 0.5 micron, 832,000/ >1 micron, 29,300 >5 micron	20 ACH
Office Area – Rooms: 160, 160B, 161, 161D, 162, 163, 177, 179, 179, 200, 201, 202, 203, 204, 205, 206, 207, 208, 209, 210, 211, 212, 213, 214, 215, 220	N/A	N/A	N/A
Support & Utility Space – Rooms 161A, 161C, 181, 182	N/A	N/A	N/A
Metrology Lab – Room 161B	N/A	N/A	12 ACH
Chemical Storage – Room 183	N/A	N/A	N/A
Warehouse – Rooms 139, 148, 150, 151, 153	N/A	N/A	N/A
Final Packaging - Room 155	N/A	N/A	12 ACH
Laboratories – Rooms 105A, 105, 118, 121, 123	N/A	N/A	12 ACH
Utilities – Room 184	N/A	N/A	N/A
Micro Lab – Room 119	ISO 7	352,000 > 0.5micron, 83,200 > 1 micron, 2,930 > 5 micron	50 ACH

15.4	Ventilation Air

Ventilation air will be as required by the 2009 International Mechanical Code and ASHRAE 62-2001 or as required for pressurization and makeup air. Unless noted in the tables above, the supply air rates will be based on heating load and/or exhaust air requirements, whichever is greater. Outdoor air supply rates will be based on minimum dilution ventilation requirements for occupant comfort, occupant density, pressurization criteria, contamination control, and/or exhaust air requirements.

15.5	Internal Load Criteria

Internal heat gains from lighting, people and electric-powered or other heat generating equipment were evaluated using the following criteria.

Occupancy loads are based on one person within Column Cleaning (Room #175), one person within Equipment Staging/COP (Room #173A), one person within Commodity/Equipment Prep (Room #172), two people within Materials Exchange Clean Side (Room #169), two people within Weigh Room (Room #171), six people within GMP Production Room (Room #170), Fill Room (Room #168), four people within Labeling & Overwrap (Room #167) and one person within an office/cubicle.

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Item / Category	Sensible Heat Gain	Latent Heat Gain
People:

Cleanrooms	275	475
Laboratories	275	275
Warehouse	275	275
Office	275	275
Mechanical & Utility Spaces	275	275

Lighting:
		Heat Gain Watts/Sq. Ft.
Cleanrooms		1.0
Laboratories		1.0
Warehouse		1.0
Office		1.0
Mechanical & Utility Spaces		1.0

Equipment:
		Heat Gain Watts/Sq. Ft.
Cleanrooms		5.0
Laboratories		5.0
Warehouse		5.0
Office		5.0
Mechanical & Utility Spaces		5.0
GMP Production Room 170		8.5
Equipment Staging / C.O.P Rm		15.55
Column Cleaning / Janitor Room		19.65

Where provided, actual equipment loads will be used.

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15.6	Exterior Loads Criteria

Based on recommended procedures and methods as described in ASHRAE 2012 Fundamentals.

15.7	Acoustical Criteria

The mechanical systems will be designed to limit the impact of noise in the occupied area to acceptable levels as required by applicable codes. These NC ratings are “background” ratings (i.e. they are exclusive of noise generated by occupants and their equipment, such as reactors, freezers and biosafety cabinets). These values are measured in the center of the room, 3 feet above finished floor and, for laboratories, a minimum of 5 feet away from all fume hoods with the fume hood sash closed.

15.8	Expansion and Redundancy Considerations

There are no expansion or redundancy considerations; however, specific critical equipment will be connected to back-up power.

15.9	Mechanical Systems Seismic Restraint Criteria

Mechanical systems will be seismically restrained per minimum code requirements. All mechanical systems will be assigned an importance factor of 1.0.

15.10	Systems Description (Air-side)

15.10.1 Supply Air Systems

Supply air will be delivered to the space via air handling units. A summary listing of the air handling unit components is listed below and followed by a table identifying the preliminary configuration for the air handling units on the project:

All units will be double wall unless indicated otherwise. The basis for the unit manufacturer is Aaon, Daikin, Liebert, Trane, Carrier, or approved equal.

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AIR HANDLING UNIT SECTION TABLE
COMPONENT	AHU TYPE	ENTRY	CHEMICAL FILTER	PREFILTER	INTERMEDIATE FILTER	PREHEAT	COOLING	FAN	REHEAT	FINAL FILTER	INTEGRAL HUMIDIFIER
AHU-04	Outdoor	Mix	No	30%	95%	Gas	DX	AF-P	Yes	No	Yes
AHU-05	Outdoor	Mix	No	30%	95%	Gas	DX	AF-P	Yes	No	Yes
AHU-06	Outdoor	Mix	No	30%	95%	Gas	DX	AF-P	Yes	No	Yes
AHU-07	Outdoor	Mix	No	30%	95%	Gas	DX	AF-P	Yes	No	No
AHU-08	Outdoor	Mix	No	30%	95%	Gas	DX	AF-P	Yes	No	No
AHU-09	Outdoor	Mix	No	30%	95%	Gas	DX	AF-P	Yes	No	No
CRU-1 / CU-1	CRAC	Mix	No	30%	N/A	KW	DX	FC-C	No	No	Yes
CRU-2 /CU-2	CRAC	Mix	No	30%	N/A	KW	DX	FC-C	No	No	No

AHU Type

Outdoor – The unit will be an outdoor air handling unit type with a sloped roof, insulation, 2” double wall casing with R13 foam injected insulation, exterior of unit is painted, no thru-metal construction, full perimeter base rail, outside air inlet with rain hood and filter magnehelic gauges.

CRAC – The unit will be a computer room air conditioning unit as commonly available from one of the CRAC manufacturers listed above. The unit will be a direct-expansion cooling type. The condensing unit will be mounted outdoors on a curb. The air handling unit section will be mounted indoors.

Entry

Mix – The outside air or make-up air enters the unit and mixes with the return air in this section. The section has an exterior louver and dampers on both entry points. The dampers are adjusted and set manually.

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Filter Sections (Pre-Filter, Final Filter)

30% - A two-inch ASHRAE 30%, MERV 8 pre-filter will be provided. The filter will fit within the rack in the unit and is accessible via the section access door. The filters will slide in and out of the rack or the filters will clip in and out of the rack. If a higher efficiency filter is provided immediately downstream from this filter, both filters will be integral in the rack.

95% - A four-inch ASHRAE 95%, MERV 14 filter will be provided after or with an integral pre-filter noted above. The filters will be cartridge type. The filter will fit within the rack in the unit and is accessible via the section access door. The filters will slide in and out of the rack or the filters will clip in and out of the rack.

Pre-heat

Natural Gas – 10:1 or better modulating indirect fired natural gas burner and heat exchanger constructed of 300 series stainless steel.

KW - An electric resistance section will provide pre-heat. The electric heating section will have an SCR control to modulate the output.

Cooling

DX - A direct-expansion (DX as indicated in the table) coil will provide cooling. The unit will have a variable speed compressor or digital scroll compressor to provide good capacity control. The coil will have an integral drain pan for condensate. The pan will be sloped to the unit exterior with a pipe connection. The coil will be coated with Husky Coil Coat BGF-865 or manufacturer recommended equal for resistance to cleaning chemicals.

Hot Gas Reheat Coil

Utilizes the refrigerant hot gas during dehumidification mode to reheat the air to minimize the use of the zone electric duct heaters.

Fan

AF-P – An open plenum or plug fan. This fan section has a septum wall, bell- mouthed inlet, and an open fan wheel enclosed by a wire metal screen for protection. Fans will be direct drive with VFD. Multiple plenum fans in a single array will be utilized for reliability and service ease.

FC-C – A scroll housed centrifugal fan with a forward curved blade. The fan is belt driven.

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Humidifier

A humidifier dispersion manifold is provided within the AHU to distribute steam to the respective zone. Steam is supplied from a gas fired steam humidifiers. The humidifier will utilize a space located humidity sensor.

15.10.2 Air System Requirements

Based on revised preliminary calculations, the projected supply airflows, zoning and type of unit are as follows:

EQUIPMENT NO.	AREAS SERVED	APPROXIMATE MAX. SUPPLY/RETURN CFM	APPROXIMATE MINIMUM OA CFM	AIR DEVICE(S)

AHU-04	Process Area	28,400	7,100	HEPAs
AHU-05	Process Area	28,400	7,100	HEPAs
AHU-06	Filling	7,500	2,500	HEPAs
AHU-07	Micro Lab	1,200	430	HEPAs
AHU-08	Office Addition	33,000	3,000	Diffusers / Grilles
AHU-09	Laboratory & Warehouse Renovation Areas	8,000	2,000	Diffusers / Grilles
CRU-1 / CU-1	Automation Control	3,750	0	Diffusers / Grilles
CRU-2 / CU-2	Server Room	885	0	Diffusers / Grilles

Refer to the Air Handling Unit zone maps for segregation of areas along with pressurization plans.

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The supply and return ductwork distribution system will be composed of a network of galvanized steel sheet metal duct mains, sub-mains, laterals, and branches. Dampers will be provided at branch take-offs and diffuser take-offs to facilitate balancing. The ductwork will be constructed to SMACNA standards with respect to proper metal gauge, reinforcement, fitting construction, longitudinal seams, transverse seams and sealing. Unless not allowed by code, flexible ductwork will be used to connect to ceiling mounted air distribution devices. All supply and return sheet metal ductwork in unconditioned spaces will be insulated with a 1.5-inch thick fiberglass wrap.

All production and warehouse ductwork will be delivered cleaned with ends covered and stored on site per SMACNA Duct Cleanliness for New Construction Guidelines for Advanced Level. The supply ductwork will have a pressure class of +3” W.C. to the VAVs/FTU/Duct Heaters and a pressure class of +2” W.C. to the diffusers. The the return/exhaust ductwork will have a pressure class of -2” W.C. or -3” W.C as required.

Stainless steel ductwork will be provided at the drain exhaust hoods, humidifier manifolds, and at short radius low wall exhaust grilles in processing rooms.

Air will be supplied to the space at the top of the room through room side replaceable HEPAs and extracted from the space through low wall exhaust grilles in each production room. In the offices and laboratories, air will be supplied and returned via ceiling mounted diffusers.

The production areas will be designed for a room pressurization of 0.05” w.g between all rooms. Validation requirements should have a broader range (0.03” w.g.).

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15.10.3 System Operation

AIR HANDLING ZONE CONTROL
COMPONENT	ENABLED	DISTRIBUTION (S / R)	ZONE HEATING MEANS	HUMIDIFIER	FLOW MEASURE	FILTER CHECK	FAN CONTROL	NOTES
AHU- 04	BAS	HB/HB	KW	Unit	N/A	M	VFD	Fan Speed Set at TAB
AHU- 05	BAS	HB/HB	KW	Unit	N/A	M	VFD	Fan Speed Set at TAB
AHU- 06	BAS	HB/HB	KW	Unit	N/A	M	VFD	Fan Speed Set at TAB
AHU- 07	BAS	HB/HB	KW	ES	N/A	M	VFD
AHU- 08	BAS	VAV	KW	N/A	DP	M	VFD
AHU- 09	BAS	VAV	KW	ES	DP	M	VFD
CRU-1 / CU-1	HOA	1 Zone	Unit	Unit	N/A	N/A	HB
CRU-2 / CU-2	HOA	1 Zone	Unit	N/A	N/A	N/A	HB

Enabled – This indicates how the unit is enabled – see key below:

BAS – The unit is enabled through the BAS once all safety / status switches are confirmed.

HOA – The unit is enabled through the HOA switch on the starter or VFD and will run after internal safeties wired through the start contacts are made.

Distribution (Supply / Return) – This indicates how the air is distributed – see key below:

1 Zone – This indicates the unit is a single zone constant volume unit. The air flow will be at a constant volume with the supply air temperature controlled by a sensor located in the zone, zone return air duct, or zone exhaust duct.

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HB – This indicates the unit will be hard balanced via dampers to a specific set point with zone reheat coils. The unit will condition the supply air to a temperature as dictated by the duct mounted temperature sensor. Zone temperature control is accomplished via feedback from the zone sensors to the reheat coils. Multiple rooms will be included per zone and will be controlled to a critical room control. On a fall in temperature below the set point, the reheat coil will be energized to satisfy space temperature. Where the HB is indicated on the return side, this indicates that the return will be hard balanced to a specific set point.

VAV – Variable Air Volume Terminal units with integral heating coils will be utilized as the means to meet the required energy code.

Zone Heating Means – This indicates the heating medium for a zone – see key below:

KW – This indicates the heating coil in the duct or at the VAV or CV box is an electric coil. The coil will have an integral disconnect and air flow switch. The coil will be SCR controlled.

UNIT – This indicates the heating is provided at the unit.

HUMIDIFIER – This indicates the humidifying means for the air handling system – see key below:

ES – An electro-steam humidifier unit with its own dispersion unit will provide humidification to suit the zones as indicated. Electric immersion heaters convert domestic water to steam for distribution in the ductwork via a duct mounted dispersion manifold. The humidifier will have an automatic fill and drain cycle and an integral control panel for these types of safeties. The humidifier controls will include the zone sensor, an airflow switch, and a high limit sensor. The humidifier control will be via the BAS.

UNIT – This indicates the humidification is provided at the unit.

Flow Measure – This indicates if there is a flow measurement device to measure or control the flow of supply air.

DP – This indicates that a differential pressure switch will be used to confirm air flow in the system via a pressure sensing device mounted in the duct. It is used to sense if the unit is on or off. If used in an automatic mode, this sensor can be set to a specific point and provide feedback to the control system to control the fan speed.

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Filter Check – This indicates if there is a means provided to check the differential pressure across the unit mounted filters – see key below:

M – This indicates a magnehelic gauge will be installed across the filters to indicate the pressure drop.

Fan Control – This indicates how the supply or supply and return fans on the system are controlled. – see key below:

VFD – This indicates that the VFD can provide automatic control based on feedback from an air flow monitor or differential pressure switch. If there is not air flow monitor or pressure sensor, then fan speed will be adjusted manually.

MVFD – This indicates the fan speed will be adjusted manually through the VFD.

HB – This indicates the fan speed will be adjusted during balancing by installing the sheaves to meet the design criteria.

15.10.4 Automatic Temperature Controls and Monitoring

The existing Siemens Building Automation System (BAS) will be expanded to provide the HVAC temperature and humidity controls.

This system will utilize feedback sensor input with microprocessor controllers to allow for independent operation of the HVAC systems. All actuators and operators will be electronic, and of the proportionally modulating type with feedback capabilities. All control components and end devices located within cGMP spaces will be of industrial type, high accuracy, factory calibrated and field adjustable/calibrateable. Standard BAS controllers and instrumentation will be supplied where possible. The below is a general controls approach for all non-process controlled systems:

1.	Cleanroom Area

a.	RTU-1/RTU-2 (Correct Tag – AHU-4/AHU-5)

i.	DAT control (Sensor Factory Installed In Unit) (DAT set point: 55F)
ii.	Supply fan control (manually set VFD)
iii.	Return fan control (manually set VFD)

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iv.	(Dehumidification set point 60%RH) (2 RH sensors in GMP Production#170, 1 RH sensor Weigh Room #171, 1 RH sensor Commodity Prep #172) Wall mounted, wash down/cleanroom rated sensors will be furnished and installed by BAS subcontractor and connected to BAS. BAS to send highest RH reading to RTU. False readings will be disregarded.
v.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points and control inputs)
vi.	Supply & Return Smoke detectors to be provided with AHU and factory installed.
vii.	Supply and return air smoke isolation damper to be furnished by sheet metal subcontractor and wired to unit controller. Isolation damper will be controlled by AHU controller.
viii.	No economizer.

b.	GFH-1/H-1, GFH-2/H-2

i.

(2 RH sensors in GMP Production#170, 1 RH sensor Weigh Room #171, 1 RH sensor Commodity Prep #172) Wall mounted, wash down/cleanroom rated sensors will be furnished and installed by BAS subcontractor and connected to BAS. BAS to send RH reading furthest from set point to each humidifier. False readings will be disregarded. Both humidifiers will be controlled by same signal.

ii.	Duct high limit sensor (sensor purchased with humidifier, installed in supply ductwork and wired to humidifier controller by sheet metal subcontractor)
iii.	Air proving switch (switch purchased with humidifier, installed in supply ductwork and wired to humidifier controller by sheet metal subcontractor)
iv.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points and control inputs) (Humidification Set Point 40%RH)

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c.	EHC-149, EHC-164, EHC-165, EHC-167, EHC-169, EHC- 170-A, EHC-170-B, EHC-170-C, EHC-170-D, EHC-171, EHC-172, EHC-173, EHC-173A, EHC-175, EHC-156, EHC- 176

i.	Temperature Sensors (Furnished & installed in space by BAS subcontractor, wall mounted near monitoring system temp sensor, wash down/cleanroom rated sensor, calibratable, 1 sensors per duct heater, +/-1F accuracy by BAS Subcontractor)
ii.	Duct Heaters purchased with SCR controls. Duct heater output commanded through BAS. (Duct heater set point 68F, set point will be entered in BAS)
iii.	Air proving switch included integral with the duct heater.

2.	Filling Cleanroom Area

d.	RTU-3 (Correct Tag – AHU-6)

i.	DAT control (Sensor Factory Installed In Unit) (DAT set point: 55F)
ii.	Supply fan control (manually set VFD)
iii.	Return fan control (manually set VFD)
iv.	Dehumidification set point 60%RH (1) wall mounted wash down/cleanroom rated sensor will be furnished and installed by BAS subcontractor and connected to BAS. BAS will send space RH reading to RTU through Bacnet.
v.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points, input values)
vi.	Supply & Return Smoke detectors to be provided with AHU and factory installed.
vii.	No economizer.

e.	GFH-3/H-3

i.	(1) Wall mounted wash down/cleanroom rated sensor will be furnished and installed by BAS subcontractor and connected to BAS. BAS will send space RH reading to RTU through Bacnet.
ii.	Duct high limit sensor (sensor purchased with humidifier, installed in supply ductwork and wired to humidifier controller by sheet metal subcontractor)
iii.	Air proving switch (switch purchased with humidifier, installed in supply ductwork and wired to humidifier controller by sheet metal subcontractor)
iv.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points, send control value) (Humidification Set Point 40%RH)

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v.	EHC-168, EHC-168B
vi.	Temperature Sensors (Furnished & installed in space by BAS subcontractor, wall mounted near monitoring system temp sensor, wash down rated sensor, 1 sensors per duct heater, +/-1F accuracy)
vii.	Duct Heaters purchased with SCR controls. Duct heater output commanded through BAS. (Duct heater set point 65F, set point will be entered in BAS)
viii.	Air proving switch included integral with the duct heater.

3.	MicroLab

f.	RTU-4 (Correct Tag – AHU-7)

i.	DAT control (Sensor Factory Installed In Unit) (DAT Set Point: 55F)
ii.	Supply fan control (manually set ECM Motor)
iii.	Dehumidification set point 60%RH (1) wall mounted sensor located near monitoring system will be furnished and installed by BAS subcontractor and connected to BAS. BAS to send value to RTU through Bacnet.
iv.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points and control value)
v.	Duct smoke detector to be furnished and wired by FA subcontractor, installed in ductwork by sheet metal subcontractor
vi.	No economizer.

g.	HUM-1 (Generation Unit to be Located in Lab Water Room #143)

i.	(1) Wall mounted sensor will be furnished and installed by BAS subcontractor and connected to BAS. BAS to send RH reading to the humidifier.
ii.	Duct high limit sensor (sensor purchased with humidifier, installed in supply ductwork and wired to humidifier controller by sheet metal subcontractor)
iii.	Air proving switch (switch purchased with humidifier, installed in supply ductwork and wired to humidifier controller by sheet metal subcontractor)
iv.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points) (Humidification Set Point 40%RH)

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h.	EHC-119

i.	Temperature Sensor (Furnished & installed in space, wall mounted near monitoring system temp sensor, 1 sensors per duct heater, +/-1F accuracy by BAS Subcontractor)
ii.	Duct Heaters purchased with SCR controls. Duct heater output commanded through BAS. (Duct heater set point 70F, set point will be entered in BAS)
iii.	Air proving switch included integral with the duct heater.

4.	Office Area

i.	RTU-5 (Correct Tag – AHU-8)

i.	DAT control (Sensor Factory Installed In Unit) (DAT Set Point: 55F)
ii.	Supply fan control (Duct static pressure sensor purchased with RTU, installed In supply ductwork & wired to unit controller by sheet metal subcontractor)
iii.	Return fan control (Building pressure sensor purchased with RTU, installed in ceiling and wired to unit controller by sheet metal subcontractor)
iv.	Dehumidification control (sensor purchased with RTU, Installed In Return Air Ductwork and wired to unit controller by sheet metal subcontractor) (Dehumidification set point 55%RH)
v.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points)

vi.	Supply & Return Smoke detectors to be provided with AHU and factory installed.
vii.	Economizer (Enthalpy control, factory installed sensor)

b)	VAV-1, VAV-2, VAV-2, VAV-3, VAV-4, VAV-5, VAV-6, VAV- 7, VAV-8, VAV-9, VAV-10, VAV-11, VAV-12, VAV-15, VAV- 16, VAV-107

i.	Temperature Sensor (Furnished & Installed in space, wall mounted, 1 per heater, sensor +/-2F accuracy by BAS Subcontractor)(VAV with no heater shall be controlled by shared sensor in space)
ii.	VAV Heaters Command by BAS. (Duct heater set point 70F)
iii.	Air proving switch furnished with VAV.
iv.	VAV Controls provided by BAS Subcontractor.

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c)	VAV-M-1, VAV-M-2

i.	Constant Volume, controls by BAS subcontractor.

d)	FTU-1, FTU-2, FTU-3, FTU-4, FTU-5, FTU-7, FTU-8, FTU-9, FTU-10, FTU-11, FTU-12, FTU-13, FTU-14, FTU-15

i.	Temperature Sensor (Furnished & Installed in space, wall mounted, 1 per heating sensor +/-2F accuracy by BAS Subcontractor)
ii.	FTU Heaters Command by BAS. (Duct heater set point 70F)
iii.	Air proving switch furnished with FTU.
iv.	FTU Controls provided by BAS Subcontractor.

5.	Lab Area

b.	RTU-6 (Correct Tag – AHU-9)

i.	DAT control (Sensor Factory Installed In Unit) (DAT Set Point: 55F)
ii.	Supply fan control (Duct static pressure sensor purchased with RTU, installed In supply ductwork & wired to unit controller by sheet metal subcontractor)
iii.	Return fan control (Building pressure sensor purchased with RTU, installed in ceiling and wired to unit controller by sheet metal subcontractor)
iv.	Dehumidification control (sensor purchased with RTU, Installed In Return Air Ductwork and wired to unit controller by sheet metal subcontractor) (Dehumidification set point 55%RH)
v.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points)
vi.	Supply & Return Smoke detectors to be provided with AHU and factory installed.
vii.	Economizer (Enthalpy control, factory installed sensor)

c.	HUM-2 (Generation Unit to be Located in Lab Water Room #143)

i.	(1) Wall mounted sensor will be furnished and installed by BAS subcontractor and connected to BAS. BAS to send RH reading to the humidifier.
ii.	Duct high limit sensor (sensor purchased with humidifier, installed in supply ductwork and wired to humidifier controller by sheet metal subcontractor)

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iii.	Air proving switch (switch purchased with humidifier, installed in supply ductwork and wired to humidifier controller by sheet metal subcontractor)
iv.	BacNET card for interface to BAS System (BAS to monitor unit function and input set points and space reading) (Humidification Set Point 40%RH)

d.	VAV-139, VAV-143, VAV-123, VAV-118, VAV-121, VAV- 105, VAV-150, VAV-148, VAV-156

i.	Temperature Sensor (Furnished & Installed in space, wall mounted, 1 per heater, sensor +/-2F accuracy by BAS Subcontractor)
ii.	VAV Heaters Command by BAS. (Duct heater set point 70F)
iii.	Air proving switch furnished with VAV.
iv.	VAV Controls provided by BAS Subcontractor.

6.	Boiler B-1

e.	Stand Alone factory controls.
f.	Boiler Trouble Alarm tied into BAS
g.	Feed water Trouble Alarm tied into BAS

7.	EF-1, EF-2, EF-3, EF-6, EF-8, EF-9, EF-10, EF-11, EF-12

h.	Hard Balanced (Manually Set ECM)
i.	EFs Status tied into BAS System (Line voltage/current sensor furnished, installed and wired by BAS subcontractor)

8.	EF-5

j.	Hard Balanced (Manually Set ECM)
k.	Not connected to BAS

9.	EF-7

l.	Hard Balanced (Manually Set ECM)

m.	EFs Status tied into BAS System (Line voltage/current sensor furnished, installed and wired by BAS subcontractor)
n.	Hydrogen Gas Alarm tied into BAS System (Hydrogen sensor furnished, installed and wired by BAS subcontractor)

10.	SF-4-1, SF-4-2

o.	Stand Alone Controls – Control Sensors Furnished and Installed by Sheet Metal Subcontractor.

11.	Electric Cabinet Unit Heaters (CUH-1, CUH-2, CUH-3)

p.	Stand Alone Controls – Control Sensors Furnished and Installed by Sheet Metal Subcontractor.

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12.	Condensate Pumps (CP-1, CP-2)

q.	Stand Alone Controls – Control Sensors Furnished and Installed by Sheet Metal Subcontractor.

13.	NG Unit Heater (GUH-1)

r.	Stand Alone Controls – Control Sensors Furnished and Installed by Sheet Metal Subcontractor.

14.	NG Unit Heater (GUH-2) (Roof Mounted)

s.	Stand Alone Controls – Control Sensors Furnished and Installed by Sheet Metal Subcontractor. BAS subcontractor to connect to MAU to send an enable command that is tied to the generator operation. MAU to run only when normal power is lost.

15.	Electric Unit Heaters (EUH 1-1, EUH 1-2)

t.	Stand Alone Controls – Control Sensors Furnished and Installed by Sheet Metal Subcontractor.

16.	CRAC Units (CRU-1/CU-1)

u.	Stand Alone Controls – Control Sensors Furnished and Installed by Sheet Metal Subcontractor.
v.	BAS Connection through BacNET interface. (Monitoring & Alarming by BAS Only)

17.	Chilled Water System

w.	Stand alone existing chiller controls shall be utilized to operate chiller to maintain temperature. Piping subcontractor to furnish and wire temperature controlling sensors.
x.	BAS subcontractor shall furnish control sensors and valves for installation by piping subcontractor. Control valves and sensor will be wired by BAS Subcontractor.
y.	Chilled Water system pumps and associated VFDs shall be furnished by Piping subcontractor and will be wired to BAS system by BAS subcontractor for control by BAS system.
z.	Use point control valves shall be furnished by Process Automation Controls subcontractor for installation by piping subcontractor. Process Automation Control devices and sensors will be wired by Process Automation subcontractor.

18.	Waste Neutralization

aa.	Stand alone controls. Plumbing subcontractor shall receive and install controls purchased with waste neutralization system.
bb.	Trouble Alarm tied into BAS (Wiring by BAS Subcontractor)

19.	Generator

cc.	Stand Alone controls. Controls furnished with generator, installed and wired by Electrical subcontractor.

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dd.	Trouble Alarm tied into BAS (Wiring by BAS Subcontractor)
ee.	Run status tied to BAS for control of MAU.

20.	Bulk Nitrogen

ff.	Stand Alone Controls furnished and installed by Owner’s vendor.
gg.	Trouble Alarm tied into BAS (Wiring by BAS Subcontractor)

21.	High Pressure Nitrogen

hh.	Pressure Alarm sensor furnished by BAS subcontractor, installed by plumbing subcontractor and wired by BAS subcontractor.

22.	Air Compressor

ii.	Stand Alone controls. Controls furnished with Air Compressor and installed and wired to compressor controller by plumbing subcontractor.
jj.	Trouble Alarm tied into BAS (Wiring by BAS Subcontractor)

23.	VAC

kk.	Stand Alone controls. Controls furnished with Vacuums and installed and wired to vacuum controller by plumbing subcontractor.
ll.	Trouble Alarm tied into BAS (Wiring by BAS Subcontractor)

24.	Cold Boxes

mm.	Stand Alone controls furnished and installed by Cold Box subcontractor. No connection to BAS system.

25.	Existing Loading Dock (FN-8-1, FN-8-2)

BAS subcontractor will extend existing controls to new locations and modify as required for separate system operation. Existing pneumatic controls to be re-used to the greatest extent possible.

A separate building monitoring system that will be CFR 21, Part 11 compliant will be provided. This system will be separate from the BAS system. The monitoring system will monitor temperature, humidity and pressure in classified areas as indicated on the contract drawings.

15.11	Systems Description – Exhaust and Supply Fans

15.11.1 Toilet Areas (EF-5)

The toilet areas will be served by spun aluminum mushroom cap exhaust fans with integral backdraft dampers. These will be connected to the toilet areas via a galvanized duct system and exhaust air grilles.

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15.11.2 Chemical Storage Exhaust (EF-2)

An exhaust fan will be provided in a utility fan set arrangement, upblast discharge with an exhaust stack. The fan will be mounted on rails on the roof. The fan will be similar to those manufactured by Twin City, Greenheck, Peerless or approved equal. The fan will run at a constant speed. There is not a redundant fan in the system. The exhaust ducts for this system will be for room exhaust only. The exhaust duct will be galvanized steel sheet metal duct constructed to a 2.0” pressure classification.

15.11.3 Fumehood Exhaust (EF-1)

An exhaust fan will be provided in a utility fan set arrangement, upblast discharge with an exhaust stack. The fan will be mounted on rails on the roof. The fan will be similar to those manufactured by Twin City, Greenheck, Peerless or approved equal. The fan will run at a constant speed. There is not a redundant fan in the system. The exhaust ducts for this system will be for room exhaust only. The exhaust duct will be galvanized steel sheet metal duct constructed to a 2.0” pressure classification.

15.11.4 Column Clean Rm. 175 (EF-3)

An exhaust fan will be provided in a utility fan set arrangement, upblast discharge with an exhaust stack. The fan will be mounted on rails on the roof. The fan will be similar to those manufactured by Twin City, Greenheck, Peerless or approved equal. The fan will run at a constant speed. There is not a redundant fan in the system. The exhaust ducts for this system will be for room exhaust only. The exhaust duct will be galvanized steel sheet metal duct constructed to a 2.0” pressure classification.

15.11.5 Utility Room Rm 184 (EF-4.1 & 4.2)

Regular aluminum, curb mounted supply fans with inlet filters and integral backdraft dampers will be utilized. Fans will be thermostatically controlled for summer time ventilation to maintain temperature.

15.11.6 Process Room Mechanical Chases (EF-6)

A spun aluminum, curb mounted exhaust fan with integral backdraft dampers will be utilized to remove the moist air associated with the CIP waste vapor removal. The fan will run constantly and be of the upblast discharge arrangement.

15.11.7 Battery Charging Station (EF-7)

A spun aluminum, curb mounted exhaust fan with integral backdraft dampers will be utilized to remove the hydrogen generated during lift truck battery recharging. The fan will run constantly and be of the upblast discharge arrangement.

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15.11.8 COP Room (EF-8)

A spun aluminum, curb mounted exhaust fan with integral backdraft dampers will be utilized to help remove all residual moisture and particles associated with the COP operations. The fan will run constantly and be of the upblast discharge arrangement.

15.11.9 Weigh Room General Exhaust Fan (EF-9)

A spun aluminum, curb mounted exhaust fan with integral backdraft dampers will be utilized to help remove particles associated with the weighing operations and prevent return to the main AHU. The fan will run constantly and be of the upblast discharge arrangement. Fan will connect to the built in slot hood installed in the dispensing enclosure.

15.11.10 COP 177A (EF-11)

A spun aluminum, wall mounted exhaust fan with integral backdraft dampers will be utilized to help remove all residual moisture and particles associated with the COP operations. The fan will run constantly.

15.11.11 QC Lab Suite General Exhaust Fan (EF-12)

A new utility set exhaust fan similar to existing installed on the existing fan support dunnage serving the expanded QC Lab Suite.

15.11.12 Column Packing Exhaust Arm Exhaust Fan (EF-10)

Relocated axial fan and exhaust hood/arm system discharging through roof with a stack to 10’ above the roof.

15.12	Central Utility System Descriptions

The following plant utility systems will provide full capacity for the new Manufacturing Suites:

●	Plant Steam and Condensate System (Tied Into Existing System)

A detailed description of the systems follows:

15.12.1 Chilled Water System

See division 17.0 for details.

15.12.2 Plant Steam and Condensate System

The existing 80 HP boiler will remain.

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One (1) new 50 HP gas fired, Low-pressure boiler will be provided. The boiler will be packaged fire tube type, including a forced draft, natural gas fired power burner and control panel. The boiler package will be provided with all code required safety devices; controls, fuel train and flex connections. The system will tie into a common distribution header with the existing to serve the process equipment.

15.12.2.2 System Operation

The new boiler will be controlled by factory provided stand-alone controls. A trouble alarm will be connected to the plant BAS system.

15.12.2.3 Steam and Condensate Distribution System

The system will utilize two-way modulating control valves. Isolation valves, coil valve rig by-passes, strainers, vents, drip legs, traps, expansion provisions, and temperature and pressure read-out devices will be included in this piping. Gate valves with union bonnets will be used in all piping 2” and smaller, OS&Y gate valves will be used in all piping 2 ½” and larger. Isolation valves will be provided in all branch/take-off lines. All valves will be tagged and piping runs labeled at twenty-foot intervals and all changes in direction. The condensate piping will be schedule 80.

The steam piping material 2 ½” and larger will be carbon steel schedule 40 with welded fittings. Piping 2” and smaller will be schedule 40 carbon steel with screw fittings. Screw fittings will not be used over the production area; socket weld or butt weld pipe and fittings will be used.

All steam piping will be insulated with fiberglass and have a pre-formed ASJ cover. Where this insulation is exposed to a cleanroom air stream; the jacket will be covered with PVC or epoxy painted. Ball joints or expansion joints will be used in conjunction with expansion loops in the piping to control expansion. Roller hangers will be used where appropriate.

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15.13	PLUMBING

This section is dedicated to the description of the proposed Plumbing/Laboratory and Process Utilities Piping Systems for the project. Systems will be designed in accordance with the latest applicable codes, standards and authorities having jurisdiction. The balance of this section discusses the extension of the water systems to serve the process equipment and the new compressed air, vacuum, bulk nitrogen system and process waste.

Plumbing/Laboratory and Process Systems:

●	Domestic Cold Water
●	Domestic Hot water
●	Laboratory/Process Cold Water (Non-Potable Cold Water)
●	Laboratory/Process Hot Water (Non-Potable Hot Water)
●	Tepid water for safety shower eyewash stations
●	House nitrogen
●	Clean dry air
●	Natural gas piping
●	DI water
●	Vacuum
●	Sanitary drainage
●	Process Waste System

The following sections describe the approach for the project’s plumbing, laboratory and process utility piping systems.

15.13.1 General

●	Sleeves will be provided for piping penetrations at walls, floors, and roofs of mechanical areas. Floor sleeves will extend above finished floor in exposed areas and will be flush with floor when concealed in walls.
●	The new plumbing fixtures, equipment and systems will be installed and located as shown on the architectural plans with ADA compliance as indicated.
●	All piping penetrations through fire rated walls and floors will be caulked and sealed with a fire-stopped material to maintain the fire rating integrity.
●	All utility services will be valved for branch-to-header connections and at all points of use and to allow isolation of equipment for maintenance and modifications. Access will be provided to the valves.
●	The design criteria that will be used for water calculations are 66 psig static pressure and 63 psig residual pressure at 1,280 GPM.
●	The design criteria that will be used for the natural gas system is 25-99 psig street pressure with a pressure reducing valve supplying 5 psig into the building.

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15.13.1.1 Seismic Restraint Criteria

●	Piping systems will be seismically restrained per minimum code requirements (see Structural Section). Any systems that require restraint and the applicable industry standards will be identified.

15.13.1.2 Maintainability Criteria

●	A primary goal of the new facility is to isolate the routine maintenance access to laboratory and process support systems from lab/process primary circulation. Access to all terminal devices serving laboratory and process spaces in the new facility will be located outside of the lab/process envelope.

15.13.1.3 Expansion Criteria

●	No provisions will be made for future expansion in the new facility.

15.13.2 Systems Description

15.13.2.1 Water Systems

●	The domestic water system will be supplied from a connection to the existing water main service located in the service entrance mechanical room. The domestic water system will supply cold-water to plumbing fixtures, equipment and the laboratory/process water system.
●	The water service will be designed to provide water to the building’s fixtures and equipment at a minimum pressure of 40 psig at the most remote point. Maximum pressure will not exceed 80 psig at a fixture and distribution and flow velocity will not exceed 8 fps. The buildings service main size is anticipated to be 4” diameter. Pending final water pressure data, it is not anticipated that a water booster system will not be required.
●	The building’s water system is isolated from the municipal water system by a reduced pressure zone backflow preventer assembly. The domestic and process water systems located downstream of the water meter will each incorporate their own backflow preventers sized at 100% of the design load. The process water systems will be designed to be a dedicated building system that will be isolated from the domestic water system. The lab/process cold water supply will be a non-potable water system supplying cold water to the laboratory and process water consuming fixtures and equipment. The non-potable water system will also supply the lab/process non-potable hot water system.

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●	A new domestic electric hot water heater will be provided for the fit- out. Domestic hot water will be generated at 140°F and distributed at 120°F. The domestic hot water system will incorporate a master digital type thermostatic mixing valve that will reduce water temperatures to the desired system distribution temperature of 120°F. The hot water heater will be located within the Janitors Closet 161A. The 120°F water system is anticipated to be a re-circulated system, which will be returned back to the generation heater.
●	All safety shower and eye wash equipment will be supplied with tepid water from the existing emergency safety thermostatic mixing valve located in utility room 125.

All water piping will be distributed in type “L” copper tubing, hard drawn, ASTM B88, with 95/5tin antimony silver soldered joints on piping 2 ½” and smaller and grooved coupling with rolled grooved joints on piping 3” and larger. Valves will be two piece full port ball valves on piping 3” and OS&Y gate valves on piping 4” and larger. All piping will be insulated using fiberglass insulation. A PVC exterior jacket will be applied to all domestic water piping when exposed to view in finished areas and exterior building areas.

15.13.2.2 Drainage

This project will require modifications to the existing facility sanitary and process drainage systems.

Storm Drainage

●	This project will not require modifications to the existing facility storm drainage system.

Sanitary

●	The sanitary waste and vent system will be extended to new domestic fixtures and equipment locations to support the renovations. Plumbing fixtures will be drained by gravity through soil, waste and vent stacks, building drains and building sewers to the building main sanitary sewer.
●	All fixtures including trench drains and floor drains will be trapped and vented to atmosphere. Vents will be extended through the roof. Sanitary waste will not be treated.
●	Waterless trap primers (trap guards) will be provided at floor drains and trenches not having daily water flow.

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●	The sanitary waste system will be designed to maintain a minimum velocity of 2 fps. The sanitary vent system will be designed so that the differential pressure at any point in the building does not exceed 1 inch water column.
●	Floor drains will not be provided within immediate location of emergency showers.
●	Below ground sanitary waste and vent piping will be Schedule 40 PVC DWV with drainage pattern fittings and solvent cement joints. Above ground sanitary waste and vent piping will be Schedule 40 PVC DWV with drainage pattern fittings and solvent cement joints.
●	Sanitary piping receiving heating boiler condensate discharge and loading dock washdown shall be ductile iron pipe and DWV fittings meeting AWWA C110/A21.10 and push on joints ASTM A 746.

Process Waste

●	Floor drains in the process area and process equipment will be drained to a separate process waste system. The process waste system will drain through dedicated waste and vent stacks, building drains and building sewers to the facility process waste system. The process waste will be run by gravity to a sump basin where it will be pumped to a central neutralization system.
●	The process waste system will be designed to maintain a minimum velocity of 2 fps. The process vent system will be designed so that the differential pressure at any point in the building does not exceed 1 inch water column.
●	A pH monitor with chart recorder will be located where the process waste main discharges from the neutralization equipment. The neutralization system will have a “trouble” alarm tied into the facility BAS system.
●	All waste stream discharge temperatures will be controlled and discharged at <140°F prior to discharging to the below ground waste system.
●	Floor drains located in the process area will be fitted with solid type 304 stainless steel tops incorporating neoprene rubber gaskets continuous around perimeter of solid top. Removal of the solid tops shall be accomplished by a hand held suction device. Floor drains located in ventilated shafts that receive drain down discharge from GMP areas will be open with no installed top.
●	Below ground process waste and vent piping will be Schedule 40 CPVC DWV with drainage pattern fittings and solvent cement joints. Above ground process waste and vent piping will be Schedule 40 CPVC DWV with drainage pattern fittings and solvent cement joints.

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●	Process waste discharge rates from the C-800 and C-900 CMP areas is based on a combined instantaneous flow rate of 32 gallons per minute (GPM) based on gravity flow.

Neutralization System

●	C-500 process waste neutralization system is existing and will remain unchanged.
●	The facility will be fitted with a new neutralization skid equipped to handle 32 GPM peak flow and adjust pH prior to discharging to the municipal street sewer.
●	The neutralization system will incorporate a two (2) tank system that will be programmed to balance the pH settings between tanks with the final pH discharge set between 6-9. The tanks shall be provided for a chemical neutralization maintaining a discharge pH range between 6-9 with both acid and caustic injection. The neutralization system shall be equipped with a sampling port prior to the final connection to the sanitary sewer system. The neutralization system shall be an automatic system with self regulating caustic and acid injection pumps adjusting pH ranges that will be acceptable to the municipal waste water treatment plant. PH shall be monitored between each storage tank and final discharge running trap.
●	The acid and caustic supply lines will be installed in an open ended containment pipe that will be drained back to the neutralization tanks. The intent of the containment pipe is to prevent line breakage and reconnection of tank supplies from coming in contact with personnel.
●	The neutralization system main control panel will be provided with a common trouble alarm that will be monitored and supervised by the building BAS system.
●	The process gravity waste system shall be collected by a single underslab fiberglass vertical basin with a steel top with individual pump removal access hatches. The steel top shall be anchored and gasket to the finished floor. The basin will incorporate duplex stainless steel pumps that will be sized to handle flow and pressure discharged from the process equipment.
●	The sump basin stainless steel pumps will pump waste effluent to the neutralization stage one tank where it will begin to neutralize the effluent.

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●	The waste water sump pumps will be controlled for both lead/lag/emergency on (two pumps running) and automatic telemetry that will be controlled by a main pump control panel.
●	The interior basin effluent level system will be controlled by a float system that will control pump on/off, emergency on (pump No.2) and high water alarm signals. The alarm signals will be remote to the pump control panel.

15.13.2.3 Plumbing Fixtures and Equipment

●	All plumbing fixtures will be selected in accordance with water conservation codes and ADA standards.
●	Water Closets: 1.28 gpf water-saver, vitreous china wall-hung siphon jet type. Flush valve will be battery powered sensor operated.
●	Urinals: 0.125 gpf water-saver, vitreous wall-hung washout type flush valves. Flush valve will be battery powered sensor operated.
●	Lavatories: Wall-hung or countertop type units, with 1 gpm restricted flow faucets receiving separate hot and cold water supplies. Faucets will be battery operated. The faucet operation will have a maximum water flow duration of 30 seconds giving a flow usage of 0.17 gallons.
●	Break Room Sinks: Countertop type units, with 2.5 gpm restricted flow faucets.
●	Equipment Staging / COP Scullery Sink: Floor mounted, 24-inch x 36-inch x 17-inch deep single bowl with two 24-inch integral drainboards, stainless steel sinks with no integral faucets (water supplied via WFI drop).
●	Commodity / Equipment Prep Scullery Sink: Floor mounted, 24-inch x 24- inch x 17-inch deep single bowl with two 24-inch integral drainboards, stainless steel sinks with no integral faucets (water supplied via WFI drop).
●	Aseptic Equipment Prep Scullery Sink: Floor mounted, 20-inch x 20- inch x17-inch deep single bowl with right side 24-inch integral drainboard, stainless steel sinks with ½ gpm restricted flow hand- operated faucets with wrist blade handles and gooseneck spout.
●	Mop Receptors: Terrazzo type with wall mounted hose-end type faucet, complete with vacuum breaker and pail hook.
●	Safety Shower & Eyewash: Speakman SE-1200 or 1255. Floor drains will be provided at locations were underground work is already being done.
●	Drinking Foutains: Wall hung electric water cooler, barrier free for handicapped use.

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15.13.2.4 Compressed Air

●	The existing reciprocating compressor will be demolished.
●	The existing 90 scfm compressor and dryer will remain.
●	A new air system will provide 225 scfm of compressed air. The new system will be tied into a distribution manifold to supplement the existing compressor and extend from the new manifold to all use points. Compressed air will be generated at 110 psig to provide air at building use points at the pressure required.
●	The compressed air system will be located in the utility space. The compressed air system will consist of an air-cooled, two stage, oil- free rotary screw compressor, duplex pre-filters, simplex final filter, existing receiver tank (390 gal), desiccant dryer and associated controls. Compressed air will be filtered and dried to a –40 degree F pressure dew point. Air will then be filtered through an after filter and a final filter with a 0.2 micron removal rating.
●	All compressed air filters at generation will be sized to handle 100% of the daily calculated load of 225scfm.
●	Compressed air piping shall be delivered to the rooms at 100 psi.
●	Piping will run above the 1st floor ceiling and drop down to equipment locations along the wall, terminating at a quarter turn ball valve.
●	Piping material will be type “L” hard drawn copper with nitrogen purged brazed joints. Joints will be brazed (BcuP Series brazing) without flux, while being brazed all joints will be continuously purged with an inert gas to prevent the formation of scale. Valves will two-piece full port ball valves. All piping, fittings, valves, and accessories will be provided cleaned for oxygen service.
●	Type 316L stainless steel piping with swage lock compression fitting will be provided within the GMP process areas.
●	Compressed air piping system will be sized based on 1 scfm per outlet or the outlet requirements. Diversity factors will be applied to laboratory outlets as indicated below.

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Table 2 Compressed Air System Diversity Factors
Number of Outlets	Diversity Factor	Minimum Flow (scfm)	Empirical Formula for Flowrate (scfm)
1-5	1.00	0	No. of Outlets*1
6-12	0.80	5	5+(No. of Outlets-5)*5/7
13-33	0.60	10	10+(No. of Outlets-12)*10/21
34-80	0.50	20	20+(No. of Outlets-33)*20/47
81-150	0.40	40	40+(No. of Outlets-80)*20/70
151-315	0.35	60	60+(No. of Outlets-150)*50/165
316-565	0.30	110	110+(No. of Outlets-315)*60/250

●	The piping system will be sized to limit pressure drop across the system to a maximum of 10% of the pressure regulator pressure.
●	The compressed air equipment will be controlled by the stand alone main control panel and will be provided with a common trouble alarm that will be monitored and supervised by the building BAS system.

15.13.2.5 Nitrogen

●	A liquid nitrogen tank and ambient vaporizer will be provided by a contracted vendor. The equipment will be located at the exterior of the building. The new tank and equipment will provide 7,000 scfh at 45 psig. Gaseous nitrogen service will be from the new liquid storage tank system. The liquid storage tank, vaporizer and associated components will be leased equipment.
●	The nitrogen service to the facility will be fitted with duplex particulate filters each rated for 1 micron of filtration located at the exterior next to the ambient vaporizers. All piping will be sloped and trapped at low points for accumulation of condensation.
●	The nitrogen system distribution pressure to all equipment and points of use shall be set to deliver pressures at 40 psig.
●	Higher pressure nitrogen for the GPM area HPLC operation is provided from local gas cylinders and changeover manifolds provided by the owner.
●	Nitrogen will be filtered through a final sterile filter rated for 0.2 micron removal rating. All point of use outlets and GMP area equipment will be fitted with point of use sterile filers.
●	Piping will run above the first-floor ceiling and drop down to equipment locations along the wall, terminating at a quarter turn ball valve.
●	Nitrogen piping will be ASTM B-819 Type “L” piping with brazed joints. Joints will be brazed (BcuP Series brazing) without flux, while being brazed all joints will be continuously purged with an inert gas to prevent the formation of scale.

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●	Type 316L stainless steel piping with swage lock compression fitting will be provided within the GMP process areas.
●	Valves will be 2 piece full port ball valves.
●	All piping, fittings, valves, and accessories will be provided cleaned for oxygen service.
●	A 0.2 micron filter will be provided at each point of use.
●	The nitrogen system will be designed to distribute low pressure nitrogen. Pressure will be reduced as necessary at points-of-use. The system will be sized based upon a load of 1 scfm per outlet and the total number of connected outlets connected to the system. Any point loads for specific equipment will be added to the outlet load after any diversity factors are applied. The diversity factors indicated below will be used for determining the load for outlets.

Table 2 Nitrogen System Diversity Factors
Number of Outlets	Diversity Factor	Minimum Flow (scfm)	Empirical Formula for Flowrate (scfm)
1-5	1.00	0	No. of Outlets*1
6-12	0.80	5	5+(No. of Outlets-5)*5/7
13-33	0.60	10	10+(No. of Outlets-12)*10/21
34-80	0.50	20	20+(No. of Outlets-33)*20/47
81-150	0.40	40	40+(No. of Outlets-80)*20/70
151-315	0.35	60	60+(No. of Outlets-150)*50/165

●	The piping system will be sized to limit pressure drop across the system to a maximum of 10% of the pressure regulator pressure.
●	The nitrogen generation equipment will be monitored by the vendor for tank fill and tank pressure set points.

15.13.2.6 Natural Gas

●	The existing natural gas service is supplied by PECO. The street main located in Souder Road fluctuates pressures between 25-99 psig. The street main has built in capability for all future needs in the area.
●	The building existing incoming gas main is sized at 2 inches with pressures fluctuating between 25-99 psig.

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●	The building existing 2 inch gas main will remain in place and supply all building gas requirements for existing building needs and all new building expansions.
●	The gas meter and main pressure regulator was replaced to handle the new building gas loads and capacities. The new pressure regulator was set to deliver 5 psig gas pressure to the building.
●	The existing building pressure regulator located in the boiler room will remain as designed and pressures will be maintained to match the existing equipment requirements.
●	The new expansion will be fitted with one main pressure regulator assembly that will reduce the incoming 5 psig gas pressure down to 2 psig. The 2 psig gas main will be distributed to local pressure regulators throughout the building for gas pressure control to equipment.
●	The emergency electrical generator will incorporate its own pressure regulator assembly located at the exterior of the building. The incoming 5 psig gas pressure will be reduced down to 14” wc. Exterior signage will be provided above the main shut-off valve for the gas supply to the emergency electrical generator.
●	Natural gas will be distributed in schedule 40 black steel, Grade B piping with wrench operated plug valves. High-pressure piping (greater than 1/2 psig) and all piping 2-1/2” and larger will have butt- welded joints. Low pressure piping (1/2” psig or less) which is 2” and smaller and exposed to view, will have threaded joints. All concealed piping in walls or above ceiling will have butt-welded joints.
●	All gas piping materials, components and installation will comply with NFPA 54 “National Fuel Gas Code”.

15.13.2.7 Vacuum

●	A vacuum system will be provided to all laboratory and process areas as programmed.
●	Two (2) 150 acfm @ 26” Hg vacuum pumps will be relocated to the new facility. The vacuum pumps will be tied together into a common header to service the expansion use requirements for Filling, C-800 and C-900.
●	Piping will run above the ceiling and drop down to equipment locations along the wall, terminating at a quarter turn ball valve.
●	Vacuum piping will be ASTM B-819 Type “L” piping with brazed joints. Joints will be brazed (BcuP Series brazing) without flux, while being brazed all joints will be continuously purged with an inert gas to prevent the formation of scale.

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●	Type 316L stainless steel piping with swage lock compression fitting will be provided within the GMP process areas.
●	Valves will be 2 piece full port ball valves.
●	All piping, fittings, valves, and accessories will be provided cleaned for oxygen service.
●	Laboratory vacuum piping system will be sized based on 0.5 scfm per outlet plus any flow required for individual pieces of equipment. Diversity factors will be applied to laboratory outlets as indicated below.

Table 2 Laboratory Vacuum System Diversity Factors
Number of Outlets	Diversity Factor	Minimum Flow (scfm)	Empirical Formula for Flowrate (scfm)
1-5	1.00	0	No. of Inlets*0.5
6-12	0.80	2.5	(5+(No. of Inlets-5)*5/7)*0.5
13-33	0.60	5	(10+(No. of Inlets-12)*10/21)*0.5
34-80	0.50	10	(20+(No. of Inlets-33)*20/47)*0.5
81-150	0.40	20	(40+(No. of Inlets-80)*20/70)*0.5
151-315	0.35	30	(60+(No. of Outlets-150)*50/165) *0.5
316-565	0.30	55	(110+(No. of Outlets-315)*60/250) *0.5

●	The piping system will be sized to limit pressure drop across the system to maximum of 5 inches of mercury vacuum. All piping will be sloped and trapped at low points for the accumulation of condensation.
●	The laboratory vacuum system will not be designed to handle highly corrosive or hazardous applications.
●	Minimum vacuum pressure to all use points is sized for 19” Hg.
●	The vacuum system is designed and based on 50 scfm (252 acfm) at 19” at all equipment and outlet usage points with a pump inlet pressure of 26” Hg.

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15.13.2.8 RODI Lab Water System – See Division 17

15.13	FIRE PROTECTION

15.13.1	Introduction

The project will require new fire protection systems to support the renovated area. The intent of this work is to provide a new sprinkler system for the new building extension from the existing underground combined service main. The new areas will be fully sprinklered.

The codes, standards, and regulations cited in Section 1 will be used and referred to for the design of this project.

The balance of this section describes the approach for the project’s fire protection systems.

15.13.2	Systems Description and Criteria

The city water feeds into the mechanical room as an independent feed for fire water. The 8” line enters into the building and is distributed to the facility. A new 6” branch line will be taken from the main to the expansion area. The design criteria will be a hydraulically calculated automatic wet sprinkler system, ordinary hazard, with a density as determined by code for specific interior room areas and applications as noted below.

Water Flow Data Required (Available per HbO2 provided data)

Static PSI = 66

Residual PSI = 63

Flow GPM = 1,280

Hazard Occupancy and Design Criteria

Ordinary Hazard # – Wet type sprinkler system

●	0.15 GPM per SF over most remote 1500 SF
●	130 SF max. head spacing

Lay-In/Hard Ceilings:

White concealed sprinkler head

135-170°F temperature rating,

Lay-In/Hard Ceilings: (Clean Areas):

White sealed, concealed sprinkler head

135-170°F temperature rating,

Exposed Ceiling Areas:

Brass Finish, Upright Sprinkler Head 135-170°F Temperature Rating,

Warehouse Area:

Empty pallets are not allowed to be stored in racks and solid piled wood pallets are not permitted to be stored more than 8 ft. high.

An Early Suppression Fast Response (ESFR) type sprinklers or in-rack sprinklers are not required. Materials will not be stored higher than 12’-0” above finished floor.

Wet pipe sprinkler piping will be schedule 40 black steel with cut grooved couplings or schedule 10 with roll grooved couplings in sizes 2” and larger and threaded joints and fittings in sizes 1 ½” and smaller.

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16.0	Electrical

16.1	Introduction

The proposed expansion will require an extension from the existing electrical service at the facility to power the expansion. An owner furnished backup generator will be installed and a new UPS will be provided for backup power to specific equipment and systems.

A description of the systems follows:

16.2	Electrical Service

The existing building electrical service will be will be upgraded to support the expansion. The existing pad mount transformer will be replaced by PPL and a new termination cabinet will be provided to re-feed the existing switchgear and feed the new switchgear required for the project.

16.3	Power Distribution

All mechanical system motors, where possible, will be operated at 480Volt/3- Phase. All process system motors, where possible, will be operated at 480Volt/3- Phase. Some mixers and other process systems are rated for 355V at 50hz. VFDs will be programmed to convert the frequency and voltage to run the motors properly on 480V/60hz house power. The VFDs serving all process equipment shall be equipped with Modbus TCO interface modules with communication wiring to skid and automation control panels as required. All motors will either be fed from either individual starters or variable frequency drives (VFD). These starters and VFDs will be fed from the 480V distribution power panels located in the second floor platform space. In general, the motor controllers will be NEMA- Rated, combination-starter type, with motor circuit protectors and solid- state (electronic) overload protection. Each skid panel will have a Hand-Off-Automatic (HOA) switch, green “run” pilot light, and control power transformer with 100% spare capacity. A minimum of two normally open and two normally closed auxiliary contacts will be provided with each starter. Other auxiliary contacts for miscellaneous controls will be provided as required. VFDs serving equipment in the process areas will be located on the catwalk or upper level corridor.

480V distribution panels will be installed to serve HVAC and process equipment and miscellaneous process receptacle and lighting panels at 208Y/120V. These receptacles panels will be fed via step-down transformers.

All lighting fixtures will be powered at 277V. New 480Y/277V lighting panels will be installed throughout the facility to distribute power to the lighting fixtures. These lighting panels will be fed from 480 Volt distribution panels located within the areas they serve.

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208Y/120V receptacle panels will be installed throughout the facility as required to feed receptacle devices and miscellaneous equipment requiring 208 or 120 Volts. These panels will be fed from appropriately sized step-down transformers.

All panels will be designed to be full-rated for short circuit protection. Buses and wiring shall be designed with copper as the basis of design.

Panel and ATS short circuit ratings shall be confirmed by the required Short Circuit Studies, life safety breaker coordination shall be confirmed by the required Coordination Studies, and new equipment warning labels shall be confirmed by the required Arc Flash Studies.

All step-down transformers will be specified to have a 150° C temperature rise over a 40° C ambient and a 220° C insulation system.

16.4	Emergency Power

An owner furnished outdoor 625 kW, 480 Volt natural gas back up generator will be installed to provide back-up emergency power. The generator will be located on the roof. The emergency generator will be designed in accordance with NFPA 110. Emergency power will be distributed to a new life safety automatic transfer switch (ATS) and to the existing ATS which will be re-designated as a legally required & optional standby ATS. Both switches will be located in the interstitial space of the existing facility. Life safety loads will be redistributed to segregated life safety power distribution via new EM1 and EL1 panels adjacent to the new life safety ATS.

Miscellaneous 480 Volt and 208Y/120 Volt emergency power and receptacle panels will be installed throughout the facility to distribute emergency power. In addition, 480Y/277V emergency lighting panels will be installed to feed emergency lighting at 277V.

The generator will serve the following loads:

Life Safety:

●	Emergency lighting and exit signs
●	Access control system
●	Fire alarm system

Legally Required & Option Standby:

●	Existing Souderton Facility Back-up EMCC equipment

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●	Filling Area HVAC
●	Building Automation System (BAS)
●	Process Automation System
●	C-800 Process Equipment – Excluding Chillers (See Process Equipment Matrix)
●	C-900 Process Equipment – Excluding Chillers (See Process Equipment Matrix)
●	Buffer Prep Process Equipment (See Process Equipment Matrix)
●	Filling Equipment (See Process Equipment Matrix)
●	Filling Equipment RABS (See Process Equipment Matrix)
●	Process Equipment Utilities (See Process Equipment Matrix)
●	Waste Neutralization System
●	CFR 21 Part 11 Compliant Monitoring System
●	Relocated Walk in Refrigerator
●	New Walk in Refrigerator
●	Chemical Room Exhaust Fan
●	Chemical Room HVAC
●	Uninterruptible power supply system
●	Security system
●	Freezer, Lab #105
●	Refrigerators (1), Lab #105
●	Incubators (2), Lab #105
●	Biosafety Hood (1), Lab #119
●	QC Refrigerator (2), Lab #121
●	QC Freezer (1), Lab #121
●	Low Temperature Refrigerator (1), Lab #121
●	Refrigerator (Samples & Glute) (1), Rm. #169
●	Weigh Roof Dispensing Exhaust Fan (EF-9)
●	4’ Fume Hood & Associated Exhaust Fan (1), Rm. #171
●	Fumehood Pump (1), Rm. #171
●	Server Equipment (120V, 20A Circuit), Rm. #214

A remote shut-off pushbutton will be located in the electrical switchgear room. A remote generator annunciator panel will be installed at central control room.

An additional automatic transfer switch (ATS) will be added for standby equipment and located in the new electrical room 161C for proximity to equipment in the new addition which require generator backup.

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16.5	Uninterruptible Power Supply

A rack-mounted sealed battery 30 KW UPS system, will be provided to support specific critical equipment and systems. The existing UPS will continue to serve loads in C-500 and as originally connected. 15 minutes of runtime will be provided.

The UPS will serve the following loads:

●	Process Automation System
●	Building Automation System (BAS)
●	Access Control System
●	CFR 21 Part 11 Compliant Monitoring System
●	Security System
●	Server Equipment (120V, 20A Circuit in Servers Room 214)

16.6	Surge Suppression Device

A surge protection device will not be required for this project – considered in main building gear by others.

16.7	Lighting

Light fixtures and lighting levels throughout the building will be as follows:

AREA	FIXTURE TYPE LAMP/LENS	FOOTCANDLE LEVEL (At Task)
Corridors	Fluorescent/Parabolic	30-40
Office	Fluorescent/Prismatic	40-50
Laboratories	Fluorescent/Prismatic	50-60
Cleanrooms	Fluorescent/Wet	50-60
Mechanical Spaces	Fluorescent/Industrial	30-40
Electrical Rooms	Fluorescent/Industrial	40-45
Warehouse	Fluorescent or LED / Aisle Lighter	30-40

Standard fluorescent troffers with parabolic lenses will be installed in the office, conference rooms, and office support areas. Fluorescent troffers with prismatic lenses will be provided in lockers rooms, lab spaces, and lab support areas. Chain- hung 1’x4’ industrial fixtures with 10-15% uplight component will be installed in utility areas, mechanical spaces, electrical rooms and the maintenance shop. All fluorescent fixtures will be provided with energy-saving 28 watt T-5 and 24W T5HO, 3500K lamps and electronic ballasts.

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Triple gasketed cleanroom type fixtures with powder coated or stainless steel frames will be installed in the cleanroom suites, airlocks, and corridors to maintain air pressurization and cleanliness.

Pendant mounted high-bay aisle lighter type fixtures will be provided throughout the warehouse to allow for adequate lighting levels on the vertical surfaces. Low- bay fixtures will be installed in the shipping and receiving loading dock areas.

New low wattage LED type exit signs will be installed throughout the new building extension as required by local and national codes.

Wall toggle switches will be installed for control of lighting in process areas. Wall or ceiling occupancy sensors will be installed to control lighting in areas other than process areas. Certain fixtures within the facility will connect to the emergency generator and serve as emergency lighting in the event of a power failure. These fixtures will be controlled from circuit breakers in the emergency lighting panels from where they are fed. These fixtures will serve as night lighting for the facility. Circuit breakers controlling fixtures will be switching duty rated breakers. Light switches in lab areas will be specified with gasketed covers to protect against moisture during cleaning.

16.8	Site Lighting

Site lighting is existing to remain. Two new pole lights for the parking lot expansion will be provided as part of the building shell construction project.

16.9	Receptacles

Convenience receptacles will be provided throughout the facility such that the distance to a receptacle from any location in the building will be no more than 50 feet.

Rectangular shaped offices will be provided with a duplex receptacle on at least three walls. The receptacle on the wall near the office occupant’s desk will be a quadraplex receptacle (double duplex) to provide outlets for computer equipment as well as miscellaneous office equipment such as pencil sharpeners, task lights, etc.

Special receptacles at 208V, 230V or 480 V will be provided to serve specific equipment requiring voltages other than 120V. All receptacle devices located in process rooms will be provided with neoprene gasketing and weatherproof coverplates to maintain cleanliness and air pressurization while protecting against moisture during cleaning. All receptacles in all lab areas are to be GFI protected.

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The labs will be provided with a pre-wired, surface mounted, dual channel, raceway or wiremold system. This system will contain both receptacle and tele/data devices segregated by means of a divider. Tele/data wiring and devices will be provided as noted in the Telecommunications discussion below. Spacing of receptacle and tele/data devices will be determined based upon the layout and utility requirements of the laboratory equipment. All 120V receptacles in the lab area and where within 6’-0” of a sink will be ground-fault interrupter type receptacles.

16.10	Basic Materials and Methods

In general, raceways will be as follows:

Outdoors

1.	Feeders (exposed) – Rigid Galvanized Steel.
2.	Feeders (concealed) – Rigid Galvanized Steel.
3.	Connections to motors and vibrating equipment – Liquid Tight flexible metal conduit.
4.	Concrete encased – Schedule 40 PVC rigid non-metallic conduit.
5.	Boxes and enclosures – NEMA 3R.

Indoors

1.	Feeders & branch circuits (exposed outside of CNC and ISO classified spaces) – Electrical Metallic Tubing (EMT).
2.	Feeders & branch circuits (exposed in CNC and ISO classified spaces) – PVC coated EMT and LFMC.
3.	Feeders (damp or wet locations) – Rigid Galvanized Steel.
4.	Lighting and receptacle branch circuits – Electrical Metallic Tubing.
5.	Exposed conduits in lab rooms –Rigid Galvanized Steel.
6.	Connections to motors and vibrating equipment – Flexible metal conduit in dry area and liquid tight flexible metal conduit in wet areas.
7.	MC cable or flexible metal conduit to overcome building obstructions and between junction boxes and lighting fixtures with a maximum of 6 foot length. MC cable will also be used for receptacle branch circuits in hollow stud partitions except for homeruns and room interconnection runs, which will be run in EMT.
8.	Boxes and enclosures – NEMA 1 in dry area and NEMA 4 in damp or wet areas.
9.	Boxes and enclosures – NEMA 3R in CNC and ISO classified spaces.
10.	Hazardous Locations – Rigid Galvanized Steel.

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11.	Sealed fittings will be provided for all conduits penetrating into hazardous locations.

16.11	Grounding

The existing grounding system for the building will remain as-is. All new equipment will be grounded in accordance with the National Electric Code (NEC) Article 250. Included in the project cost are separate equipment grounding conductors which will be sized and installed in all raceways in accordance with the NEC.

Grounding requirements are to be determined pending the hydrogen generation calculation and evaluation.

16.12	Lightning Protection System

New roof top equipment will be connected to the existing lightning protection system. Existing system to be recertified at construction completion to current level.

16.13	Fire Alarm System

The existing building fire alarm system has been upgraded to a new fire alarm system as part of the building shell construction project which has been confirmed to have adequate capacity for quantity of new devices. Devices will be provided as required by applicable national and local codes. As a minimum, the system will consist of the following:

a.	Manual pull stations will be located at each exit from the facility and at exits from others floors of the building. Pull stations will be located with a maximum travel distance of 200 feet between stations.
b.	Combination horn-strobes and strobes will be located in the corridors, toilet rooms and common spaces. Horn-strobes will also be located in all Process and Manufacturing Rooms.
c.	Ionization-type duct smoke detectors will be located as required for supply and return fans. The duct detectors will be hard wired to their corresponding fan motor starters or VFDs and to the fire alarm main control panel.
d.	Smoke detectors will be provided in electrical rooms, mechanical rooms, warehouse, storage areas, tele/data closets, and on equipment platforms.
e.	A fire alarm annunciator panel will be located in the lobby.
f.	Fire Alarm extender panels will be provided as required.

The fire alarm system will be interfaced with the security and access control systems to release all egress doors in the event of a building alarm. In addition, the fire alarm system will interface with the building automation system.

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The electrical contractor will provide back boxes with empty conduit and pull wire to above nearest accessible ceiling. The fire alarm vendor will furnish, install, and wire all new fire alarm devices.

16.14	Security System

By HbO2.

16.15	Telecommunications

The telephone and data scope of work will be completed by HbO2. Conduit drops with pull strings and boxes at use points will be provided by PROTECS.

Tele/Data drops required for systems installed by PROTECS will be identified for installation by HbO2’s tele/data subcontractor.

16.16	Public Address System

Not applicable

16.17	Access Control (Pressurization)

The airlock doors within the cleanroom area will be interlocked to allow for only one door to be open at a time within a given airlock.

The existing card reader system will be expanded to include new exterior doors and specific interior doors for access control.

Mag Locks or electrified hardware will be used for interlocking and card access.

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17.0	PROCESS

17.1	EXECUTIVE SUMMARY

Hemoglobin Oxygen (HbO2) Therapeutics is expanding its existing Souderton, PA facility to incorporate the C-800 and C-900 processes being relocated from the Cambridge, MA facility and the aseptic filling operations that were previously performed in Canada.

Manufactured products are hemoglobin based oxygen carrying solutions, Hemopure (intended for human use) and Oxyglobin (intended for veterinary use). The renovated Souderton, PA facility is designed to perform separation, purification and polymerization of a hemoglobin based oxygen carrying solution and aseptic filling and packaging. The Souderton, PA facility was previously designed to perform the first step of the manufacturing process, the separation of source material into a stable intermediate (C-500). A previously existing Cambridge, MA facility was designed to perform the final two steps of the manufacturing process, the purification of the cell free hemoglobin to a purified deoxygenated hemoglobin (C-800) and the polymerization of purified hemoglobin to the final product (C-900). The C-800 and C-900 processes occurring at the Cambridge, MA facility will be relocated to the Souderton, PA expansion area. In addition, new aseptic filling and packaging process previously performed by a CMO will be added to the Souderton, PA expansion area under a Restricted Area Barrier System (RABS).

The purpose of this section is to detail the process operations which will take place in the Souderton, PA facility expansion and the process and clean utility equipment that will be installed to support the new intended operation of the facility.

The facility is designed to meet the requirements of North American and European regulatory requirements.

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17.2	PROCESS

17.2.1	General

The Souderton, PA facility currently designed to complete the initial C-500 process will be expanded to incorporate the final C-800 and C-900 processes previously executed in the Cambridge, MA facility. In addition, aseptic filling and packaging operations will be added to the facility.

17.2.2	Product Description

There are two drug products that are derived from the source material:

●	Hemopure (intended for human use)
●	Oxyglobin (intended for veterinary use)

Hemopure is a hemoglobin based oxygen carrying solutions used as an alternative to blood transfusions for surgical anemic patients and compassionate use. Oxyglobin is the veterinary equivalent to Hemopure. The difference between the two solutions is the additional step of removing the low molecular weight fraction after polymerization required for the Hemopure product. The products will be packaged in sterile IV bags for injection.

The products are planned to serve the European and US markets. Therefore, the facility will require compliance with current Good Manufacturing Practices in North America and Europe.

17.2.3	Plant capacity

The facility will be designed for the production of 50,000 units of Hemopure per year (200,000 units of Oxyglobin). The design is based on the following assumptions:

Table 1:	Oxyglobin	Hemopure
Available weeks:	46	46	Weeks / year
Work hours per day (2 x 12 hr shift):	24	24	Hours / day
Work days per week:	7	7	Days / week
Batch working volume (up to):	769	384	L
Unit volume:	0.125	0.250	L
Number of units (up to):	5226	1307	Units / batch

The C500 stage of the process produces a 1300L batch of C500 intermediate product. The C800 stage of the process produces an 1100L batch of C800 intermediate product. This volume of C800 intermediate product is then split into three sub-batches for the C900 stage of the process which produces a final batch volume of up to 769L of Oxyglobin or 384L of Hemopure product. The chromatography phase of the C800 process was determined to be the rate limiting operation taking a total of 5 days to complete.

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17.2.4	Manufacturing

The manufacturing of the hemoglobin based oxygen carrying solution products consist of the following main procedures:

●	Blood Collection
●	Separation (C-500)
●	Purification (C-800)
●	Polymerization (C-900)
●	Aseptic Filling / Packaging

Additional supporting procedures include:

●	Component / equipment washing, preparation and sterilization.

17.2.4.1	Blood Collection

Bovine whole blood (i.e. the raw material) is collected from a large volume abattoir. The whole blood arrives at the facility in individual pre-sanitized semi- closed, 20L single use bags. The collection bags are pre-dosed with sodium citrate solution, an anti-coagulant, at the Souderton, PA facility. The filled bags are placed on ice during transport to the facility.

17.2.4.2	Separation (C-500)

The C-500 separation area receives source material and converts it to a stable intermediate (C-500). There are three unit operations taking place within the separation area which are all conducted in closed systems.

The three unit operations are:

●	Cell Wash
●	Separation
●	Ultrafiltration

During transfer from the single use bags to the cell wash tank, macro-contaminants are removed by pumping citrated bovine blood through a 50 µ strainer and 60 µ depth filter. During the cell washing step, plasma proteins are removed and the solution is recirculated across a 0.45 µ hollow fiber filter while saline is continuously added.

Washed cells are then pumped into a separation centrifuge spinning at approximately 13,500 x G which separates the heavy phase containing red blood cells from the light phase containing the white blood cells. Mechanical lysing of the red blood cells occurs while the cells are discharged from the separator and strike the wall of the collection pan.

The heavy phase is then transferred to the ultrafiltration system to remove cell wall debris and micro contaminants falling outside the range of 100,000D molecular weight cut-off (MWCO) to 30,000D MWCO. Ultrafiltration occurs in two phases.

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Phase I uses diafiltration with purified water across 100 kD hallow fiber filters. Phase II of ultrafiltration uses recirculation across a 30 kD filter.

C-500 is pumped through a 0.50 µ pre-filter and 0.20 µ final filter to either a hold tank or sterilized, single use bulk bags. In bags, C-500 is held in cold storage (2- 10ºC) for up to 28 days. In jacketed hold tank, C-500 is kept at 2-10 ºC until ready to transfer to purification.

17.2.4.3	Purification (C-800)

The C-800 purification area receives the cell-free hemoglobin intermediate (C- 500) and converts it to purified deoxygenated hemoglobin (C-800). There are four processes taking place within the purification area.

The four processes are:

●	High Performance Liquid Chromatography (HPLC)
●	Concentration
●	Deoxygenation
●	Diafiltration

The C-500 is received and transferred to the chromatography feed tank to initiate the purification process by HPLC. The chromatographic cycle consists of injecting the hemoglobin onto the column, developing a pH gradient, collecting the product, column wash, and column re-equilibration with load buffer. The pH gradient is made by mixing two buffers (Buffer A and Buffer B) to decrease the pH of the columns to rid of unbound and loosely bound non-hemoglobin components. The pH is reduced again to release the hemoglobin that is then diverted to a concentration tank. A high salt buffer (Buffer C) is used to elute tightly bound non- hemoglobin components. The columns are then flushed with a high pH buffer (Buffer A) to re-equilibrate for another injection.

The purified hemoglobin from the chromatography columns is collected in the concentration tank where it is continuously concentrated using a 30,000D MWCO ultrafilter. The concentrated hemoglobin is then pumped to a deoxygenation tank where the hemoglobin solution is deoxygenated by recirculating it past a 0.05 µ phase transfer membrane. Filtered nitrogen gas is passed on the opposite side of the membrane in a counter-current direction to strip the oxygen out of the hemoglobin solution.

The deoxygenated, concentrated hemoglobin solution is then stabilized through diafiltration. The solution is exchanged with three volumes of deoxygenated Compound-800 Storage Solution by recirculating it across a 30,000D MWCO ultrafilter in diafiltration mode.

The final deoxygenated hemoglobin product (C-800) is transferred through a 1 µ pre-filter and a 0.20 µ filter before collecting in one of two sanitized, agitated C-800 batch holding tanks. These nitrogen blanketed tanks hold the C-800 product at 17-22º until ready for transfer to polymerization.

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17.2.4.4	Polymerization (C-900)

The C-900 polymerization area receives purified hemoglobin (C-800) and converts it to the final product (C-900). There are four processes taking place within the polymerization area.

The four processes are:

●	Activation (polymerization)
●	Stabilization
●	Equilibration
●	Fractionation (Hemopure only)

Deoxygenated hemoglobin is polymerized with the addition of glutaraldehyde. The reaction conditions are carefully controlled. They include glutaraldehyde addition rate, solution temperature, and mixing rate.

The polymerized hemoglobin is concentrated and diafiltered with borate buffer to adjust the pH by recirculation through 30,000D MCWO ultrafilters. The reaction products are stabilized with the addition of sodium borohydride.

During the addition of sodium borohydride, the polymerized hemoglobin solution is recirculated across a phase transfer membrane to minimize levels of hydrogen gas and maintain the deoxygenated state. It is then concentrated and diafiltered with Diafiltration Solution A to achieve equilibration.

To produce Hemopure, the polymerized product is then transferred to the fractionation tank where the low molecular weight fraction is removed using a 70,000D MWCO ultrafiltration process by diafiltration with Diafiltration Solution C. This product is then concentrated with a 30,000D MCWO ultrafilter.

The polymerized hemoglobin solution is then transferred through a series of three filters: a 0.50 µ pre-filter, a 0.20 µ sterile filter, and a 0.10 µ final sterile filter before collecting into sterilized pooling tanks held under a nitrogen blanket at 15- 30º.

17.2.4.5	Filling / Packaging

The product is kept in the pooling tanks for up to 10 days or until release testing results are obtained. The product is then The filling will be done under ISO class 5 Restricted Access Barrier Space (RABS), located in a ISO class 7 background. The final fill process consists of the semi-automated filling equipment which was used to fill the I.V. bags at the previous contract manufacturer’s site. An operator is required to load the empty IV bags. The automated filling equipment prints the batch number, opens sterile I.V. bags, vacuums the inside of the empty I.V. bag, fills it with a pre- set dose of product, permanently seals the bags, cuts the piece above the weld, and unloads the I.V. bags. I.V bags are two different sizes: 250mL and 500mL, with fill targets of 60mL, 125mL, 250mL. Filling line is cleaned in place and sterilized in place (CIP/SIP)

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After filling the product is transferred out of the filling room to the labeling and overwrap room where the product is inspected including leak testing, seal integrity testing and weight checks. The product is next labeled and then inserted into clear overwrap pouches, purged with nitrogen and sealed under a vacuum. A checkweigher will be used to verify the weights of filled I.V. bags throughout the filling operation (samples only - IPC). The product is then inspected including leak testing, seal integrity testing and weight checks before transferring to product storage. Once an order if filled the product is removed from storage, individually boxed, labeled, crated and transferred to the warehouse for shipping.

The filling process including set up, product fill and cleaning will be targeted to a one-week duration. Maximum fill time will be based on product. Target fill time will be up to 12 hours over the span of two shifts.

17.2.4.6	Component / equipment washing, preparation and sterilization

A new cGMP autoclave and clean parts wash room are required to support the filling operation.

17.2.5	Process equipment

17.2.5.1	Separation (C-500)

17.2.5.1.1	Citrate Buffer

The citrate buffer equipment consists of an agitated 300 L tank (T-150) to pre-fill 20L single use bags with sodium citrate solution (anticoagulant) for bovine whole blood collection and transfer.

This system is pre-existing and will not be modified.

17.2.5.1.2	Saline Buffer

The saline buffer equipment consists of an agitated 4000 L make-up tank (T-170) and 2500 L loop tank (T-171) used to infuse saline solution into cell wash steps during recirculation across cell wash filters.

This system is pre-existing and will not be modified.

17.2.5.1.3	Cell Wash

The cell wash equipment consists of an agitated 1200 L cell wash tank (T- 201) used to remove macro-contaminants and plasma proteins.

This system is pre-existing and will not be modified.

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17.2.5.1.4	Separation

The separation equipment consists of a Separation Centrifuge (CT-301) used separate the heavy phase containing red blood cells from the light phase containing white blood cells.

This system is pre-existing and will not be modified.

17.2.5.1.5	Stage 1 Ultrafiltration

The stage 1 ultrafiltration equipment consists of a 900 L Stage 1 Ultrafiltration tank (T-510) which uses diafiltration across a 100 kD filter.

This system is pre-existing and will not be modified.

17.2.5.1.6	Stage 2 Ultrafiltration

The stage 2 ultrafiltration equipment consists of a 2000 L Stage 2 Ultrafiltration tank (T-511) which recirculates across a 30 kD filter.

This system is pre-existing and will not be modified.

17.2.5.2	Purification (C-800)

17.2.5.2.1	Radial Chromatography

The radial chromatography equipment consists of a nitrogen blanketed 1400 L feed tank (T-601) to an eight column High Performance Liquid Chromatography (HPLC) system using radial compression chromatographic media columns containing silica-based anion media.

This system is a pre-existing system being relocated. The feed tank, along with a vent filter and nitrogen filter, will be repurposed from an existing tank (T-806C). A new agitator will be added to the feed tank.

The new agitator will have the following characteristics:

●	Stainless steel 316L, surface finish of 20Ra µin
●	Variable Speed
●	Bottom Mounted Mag Drive

17.2.5.2.2	Buffer Prep and Distribution

The buffer prep equipment consists of four agitated 1500 L make-up tanks (T-610, T-620A, T-620B, and T-640), a 1200 L make-up tank (T-650), two 1500 L loop tanks (T-611 ad T-621), a 1400 L loop tank (T-651), a new 1500 L loop tank (T-641) and an agitated 1500 L C-800 storage buffer make-up tank (T-630) to be used throughout the purification process.

This system is a pre-existing system being relocated. The new 1500L loop tank (T-641) will replace the previously existing 1100L loop tank and be modeled after the additional 1500L buffer loop tanks (T-611 and T-621).

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The new Buffer C Loop Tank will have the following characteristics:

●	Stainless steel 316L, internal surface finish of 20Ra µin and Electropolished (BPE SF-4)
●	Working volume: 1500 L
●	Design pressure: 50 PSIG & F.V.
●	Chilled water jacket
●	Top connections:

○	Manhole
○	Product inlet port
○	Vent filter
○	Sprayball

●	Bottom connections:

○	Product outlet

17.2.5.2.3	Concentration

The concentration equipment consists of a 500 L concentration tank (T- 801) continuously recirculating product across a 30 kD filter.

This system is a pre-existing system being relocated and will not be modified.

17.2.5.2.4	Deoxygenation and Diafiltration

The deoxygenation and diafiltration equipment consists of an agitated 500 L* deoxygenation tank (T-805) uses a 0.05 µ phase transfer membrane with nitrogen passes on the opposite side in a countercurrent direction for deoxygenation and uses a 30 kD filter in diafiltration mode to exchanges three volumes of C-800 storage solution for stabilization.

This system is a pre-existing system being relocated. The deoxygenation tank will be repurposed from an existing tank (previously T-601). A new agitator will be added to the deoxygenation tank.

The new agitator will have the following characteristics:

●	Stainless steel 316L, surface finish of 20Ra µin
●	Variable Speed
●	Bottom Mounted Mag Drive

17.2.5.2.5	Batching Tanks

The batching tank equipment consists of two agitated 1400 L batch tanks (T-806A and T-806B) maintaining C-800 product at a temperature of 17- 22ºC under a nitrogen blanket until ready for polymerization.

This system is a pre-existing system being relocated. A new agitator will be added to each batch tank.

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The new agitators will have the following characteristics:

● Stainless steel 316L, surface finish of 20Ra µin

17.2.5.3	Polymerization (C-900)

17.2.5.3.1 DeOxy WFI and Borate

The deoxy WFI and borate equipment consists of an agitated 2000 L make-up tank (T-960) used during polymerization for stabilization.
This system is a pre-existing system being relocated and will not be modified.

17.2.5.3.2 DFA and DFC

The DFA and DFC equipment consists of three agitated 2000 L make-up tanks (T-970, T-980A and T-980B) and two 2000L loop tanks (T-971 and T-981) used during polymerization for equilibration and fractionation.

This system is a pre-existing system being relocated and will not be modified.

17.2.5.3.3 Polymerization Reactor

The polymerization reactor equipment consists of a double agitated 1100 L reactor (R-952) which recirculates through a 30 kD polymerization filter and a 0.05 µ phase transfer membrane with nitrogen.

This system is a pre-existing system being relocated. The reactor, including the two agitators, will be new.
The new reactor will have the following characteristics:

● Stainless steel 316L, internal surface finish of 15Ra µin and Electropolished (BPE SF-4)
● Working volume: 1100 L
● Design pressure: 60 PSIG & F.V.
● Chilled water and warm water jacket
● Top connections:
○ Product transfer port
○ Vent filter
○ N2 filter
○ Connection for agitator
○ Cleaning machine
● Bottom connections:
○ Product outlet
○ Connection for agitator

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●	Top Agitator
	○	Stainless steel 316L, surface finish of 15Ra µin and Electropolished (BPE SF-4)
	○	Top mounted
	○	Large diameter impeller
	○	Slow speed
●	Bottom Agitator
	○	Stainless steel 316L, surface finish of 15Ra µin and Electropolished (BPE SF-4)
	○	Bottom mounted
	○	Mag Drive

17.2.5.3.4 Reactor Activation, Deactivation and Neutralization

The reactor activation, deactivation and neutralization equipment consists of an agitated 300 L activation tank (T-951), an agitated 150 L quench tank (T-953) and a 300L Off Gas Tank used during polymerization for activation and neutralization.

This system is a pre-existing system being relocated. All three tanks will be purchased new.

The new activation tank will have the following characteristics:

●	Stainless steel 316L, internal surface finish of 15Ra µin and Electropolished (BPE SF-4)
●	Working volume: 300 L
●	Design pressure: 50 PSIG & F.V.
●	Chilled water jacket
●	Top connections:
	○	Manhole
	○	DeOxy WFI port
	○	Vent filter
	○	N2 filter
	○	Sprayball
●	Bottom connections:
	○	Product outlet
	○	Connection for agitator
●	Agitator
	○	Stainless steel 316L, surface finish of 15Ra and Electropolished (BPE SF-4)
	○	Bottom mounted
	○	VS

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The new quench solution tank will have the following characteristics:

●	Stainless steel 316L, internal surface finish of 15Ra µin and Electropolished (BPE SF-4)
●	Working volume: 150 L
●	Design pressure: 50 PSIG & F.V.
●	Top connections:
	○	Manhole
	○	DeOxy WFI port
	○	Vent filter
	○	N2 filter
	○	Sprayball
●	Bottom connections:
	○	Product outlet
	○	Connection for agitator
●	Agitator
	○	Stainless steel 316L, surface finish of 15Ra µin and Electropolished (BPE SF-4)
	○	Bottom mounted
	○	VS

The new off gas tank will have the following characteristics:
●	Glass lined Carbon Steel Tank with Epoxy Paint
●	Working volume: 300 L
●	Design pressure: 15 PSIG & F.V.
●	Top connections:
○ Product inlet port
○ Vent port
○ N2 port
●	Bottom connections:
○ Product outlet

17.2.5.3.5 Fractionation

The fractionation equipment consists of an agitated 700 L fractionation tank (T-957) using 70 kD fractionation filters and a 30 kD concentration filter.

This system is pre-existing system being relocated and will not be modified.

17.2.5.3.6 Filtrate Recovery

The filtrate recovery equipment consists of a 700 L filtrate recovery tank (T-958) using 30 kD filtrate recovery filter.

This system is pre-existing system and will not be installed in this project. A space holder has been used for this future use on the layout.

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17.2.5.3.7 Final Filtration and Pooling

The final filtration equipment consists of a 0.5 µ pre-filter, a 0.2 µ sterile filter and a 0.1 µ final sterile filter to obtain sterility. The pooling equipment consists of two agitated 1400 L bulk holding tanks (T-991A and future T-991B) maintaining C-900 product at a temperature of 15- 30ºC under a nitrogen blanket until ready for filling.

This system is pre-existing system being relocated. The new bulk holding tank (T-991B) will be new, but will be purchased at a later date for future use and modeled after T-991A.

For future use: The new bulk holding tank will have the following characteristics:

●	Stainless steel 316L, internal surface finish of 15Ra µin and Electropolished (BPE SF-4)
●	Working volume: 1400 L
●	Design pressure: 50 PSIG & F.V.
●	Chilled water jacket at 100 PSIG
●	Top connections:
	○	Product transfer port
	○	Vent filter
	○	N2 filter
	○	Connection for agitator
	○	Sprayball
●	Bottom connections:
	○	Product outlet
●	Agitator
	○	Stainless steel 316L, surface finish of 15Ra µin and Electropolished (BPE SF-4)
	○	Top mounted

17.2.5.4 Filling / Packaging

The product is transferred from the pooling tank through 0.1 µ sterile filters to the filling machine. This is accomplished using a combination of sterilized piping and single-use equipment. The location of the pooled bulk holding tanks will be evaluated in relation to the location of the filling operation. This will be done to minimize potential for product losses and process complexity. In addition, the requirements and practice of pre-use, post-sterilization integrity testing of the product sterilizing filters will be evaluated per a risk assessment. If pre-use option is chosen by the client, a filter integrity test apparatus (bubble point test) will be used prior to sterile filtration of each batch to ensure that the filter is not defective and will not compromise the sterility of the product.*

Aseptic filling of sterile product into ready to use I.V. bags will be performed within a Restricted Access Barrier System (RABS) under an ISO class 5 (grade A) environment located immediately within an ISO class 7 (grade B) background.

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The semi-automatic filling machine previously used at the contract manufacture’s site will be relocated to the HbO2 facility. The filling machine will print the batch number, open the bag, vacuum the inside of the empty bag, fill it with a pre-set dose of sterile product, permanently seal the bag, cuts the piece above the weld, and unload the I.V. bag. The filling machine must accommodate bags of two different sizes (250mL and 500mL).

After filling, the filled I.V. bags are transferred out of the filling room to the labeling and overwrap room where the product is inspected including leak testing, seal integrity testing and weight checks. The product is then labeled and then inserted into clear overwrap pouches, purged with nitrogen and sealed under a vacuum. A checkweigher will be used to verify the weights of the filled I.V. bags throughout the filling operation (samples only – IPC). It is then transferred to product storage. Once an order is filled the product is removed from storage, individually boxed, labeled, crated and transferred to the warehouse for shipping.

Filter shall be either located under RABS or aseptic connections in non-sterile environments could be achieved using single- use aseptic connectors from the sterile side of the filter to the filling line product inlet. These connectors are designed for sterile transfer as well as limiting the risk of human error. The connections are tool-less. They are composed of male and female plugs, pre- sterilized in autoclave or gamma irradiated.

Several models of aseptic connectors are available on the market:

●	Sartorius-stedim: Opta Connector
●	Pall: Kleenpak Connector
●	Cole-Parmer: Asepti-Quik Connector
●	Millipore: Lynx S2S Connector

17.2.5.4.1 Part wash room

Parts provided to the aseptic filling room will be cleaned by in the parts wash area located in the equipment preparation room. This will allow the cleaning of compounding and filling components.

17.2.5.4.1 Autoclave

Parts provided to the aseptic filling room will be sterilized using an autoclave located in the equipment preparation room. This autoclave will allow sterilization of components required to support filling within the RABS.

The autoclave has the following characteristics:

●	Double-door (pass-through)
●	Chamber size: 1 ft (approximatively)

●	cGMP design – Pharmaceutical grade
●	Model: TBD
●	Cycles:
○ Wrapped goods with vacuum drying
○ Hard goods with fast exhaust

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 .

17.3 PROCESS UTILITES

17.3.1 Scope of work

This section describes the process utilities required to support manufacturing operations for the HbO2 expansion project.

The following items are included in process utilities scope:

●	Water for Injection (WFI)
●	Clean Steam
●	Chilled water or glycol
●	Clean in Place (CIP) and Clean out of Place (COP)

New mechanical items required for this expansion project scope:

●	New WFI system to service C-500,C-800 and C-900 operations
●	Relocated Clean Steam generator
●	Relocated CIP and COP
●	New Chilled Water system to service C-800 and C-900 operations

Additional items included in this project scope:

●	Clean utilities piping (WFI, clean steam, process chilled water/glycol)

17.3.2 Design criteria

Clean and plant utilities are based on the utility requirements for the previous facilities. Clean utilities will be provided utilizing sanitary piping appropriate for the system.

17.3.3 Clean utilities

17.3.3.1 WFI

A new WFI system will be installed to support all the process activities (including C-500). The generation system with an output of 25 gpm will supply the existing storage vessel in utility room 125. This new generation system is under HbO2 responsibility. The current distribution will be intercept to fill a new 20 000L storage tank to support C-800/900 operations. Both cold and hot WFI will be available for the process. The new WFI system will include provisions for periodic in-place heat or chemical system sanitization.

The distribution piping needs to be Stainless steel 316L, surface finish of 15Ra µin and Electropolished (BPE SF-4).

RO reject is estimated at over 90,000 gallons (340,000 L) per week (>40% total process effluent at full capacity, >60% total process effluent when C-500, C-800 and C-900 are run sequentially).

17.3.3.2 Purified Water (PW)

The HPW tank and distribution system for C-500 operations is a pre-existing system and will be modified to store WFI and supply the new storage vessel. The current vessel and distribution will not be modified to match the new piping specification requirements (15Ra µin and Electropolished).

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A new WFI tank, cooler and distribution system for C-800 and C-900 operations is needed to service all C-800 buffers, and all CIP and COP fluids for C-800 and C-900. WFI is also the feed water for the clean steam generators.

The new WFI system is to be maintained and distributed at 80ºC with a small cold WFI distribution loop to support commodity prep activities serviced by a cooling heat exchanger to a set temperature (20 to 30ºC). The new WFI system should contain a 20,000 L tank with a capacity of 60 lpm and a distribution of 300 lpm.

17.3.3.3 RODI Water

The RODI water will be provided for lab use only and will not meet USP requirements. This new system is under HbO2 responsibility.

The distribution piping will be polypropylene IR plus fusion. The loop will supply four faucets and one glasswasher.

17.3.3.4 Plant Steam

See Division 15.0 for details.

17.3.3.5 Clean Steam

The clean steam generator and distribution system for C-500 operations is a pre- existing system and will not be modified.

A similar clean steam system is required for process equipment in C-800 and C- 900 area. A 1,000 lb/hr generator is being relocated from the Cambridge, MA facility. The new header will be connected to the existing C-500 distribution header which will be expanded so that both generators are available to service the entire plant. The verification of the existing CS generators is under HbO2 responsibility and the assumption is that the equipment will be functional.

17.3.3.6 Chilled Glycol

The chilled glycol system for C-500 operations is a pre-existing system and will not be modified.

The chilled water system for C-800 and C-900 operations will be required. The Cambridge, MA facility’s system consisted of a thermal storage reservoir and two chillers. One 200 ton (700 kW) chiller is used to make the ice circulated through the ice tanks and a 1,500 gallon (5,700 L) reservoir. The second 200 ton (700 kW) chiller is used to cool the returned chilled water before it re-enters the ice tanks.

The new chilled water system consists into two 200 ton chillers to meet the process requirements (C-800/900).

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17.3.3.7 CIP and COP

The CIP system for C-500 operations is a pre-existing system and will not be modified.

Two CIP systems will be relocated from the Cambridge facility, one for C-800 operations and one for C-900 operations. The single tank system uses saline, sodium hydroxide and phosphoric acid wash fluids. It may service any equipment as the CIP fluids are not returned. The CIP tank is used to make up the required fluid at its specified temperature and transfer it to the equipment. The CIP fluids are circulated by either process or CIP pumps located near the equipment and discharged to local process waste drains. Line circuits are washed once through with flow directly from the CIP tank if they cannot be combined with an equipment circuit.

The COP system for C-500 operations has two COP skids and a parts washer located in a designated wash area. This is a pre-existing system and will not be modified.

Two COP skids will be relocated from the Cambridge facility to service the C-800 and C-900 equipment. COP is used to clean the various filters from diafiltration and fractionation. The equipment is moved into a designated COP room and connected to the COP equipment with flex hoses.

One COP skid will be reinstalled in the room 177A to clean the fractionation filter. This equipment will be a field installation.

17.3.3.8 Insulation

Process and clean utilities piping need to be insulated for personal protection and energy conservation. Here are the general specifications for the insulation.

●	Insulation shall be chloride and asbestos free
●	Insulation shall not support fungi or bacteria growth
●	Insulation shall be smooth surface
●	Insulation shall be an easy-to-clean surface free of cracks and cavities that can withstand harsh cleaning agents

17.3.3.9 Process Waste Treatment

See division 15 for details.

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17.4 SKID ASSEMBLY

17.4.1 General description

In order to expedite the project and reduce cost and provide a design build standard of performance for the C-800 and C-900 manufacturing trains, PROTECS and LaPorte will work closely with the selected skid manufacturer to develop all final required design documentation and work through all FAT requirements and PRTOECS will take chain of custody ownership of the skids, shipping, receiving, rigging, installation and SAT in alignment with the overall project delivery schedule.

An inventory was performed of existing equipment and parts against the process P&IDs to identify components that are existing and components that must be ordered new. The new components will be ordered by a single source.

All the product contact piping needs to be Stainless steel 316L, surface finish of 15Ra µin and Electropolished (BPE SF-4). The skid frame and platform need to be stainless steel 304 with clean and smooth surface finish to allow a proper cleaning and sanitization.

17.5 PROCESS AUTOMATION

The automation strategy for the Souderton, PA facility expansion will include a Process Control System (PCS) which will provide supervisory control/data acquisition for skid mounted equipment with vendor supplied PLC control and direct control of off skid equipment. Each piece will be equipped with the level of automation it requires. Environmental monitoring and data acquisition functionality will be incorporated into the PCS system for environmental monitoring instruments within the GMP spaces.

The results of an automation assessment conclude that, primarily due to hardware obsolescence, the Bailey automation system should be upgraded to modern hardware. Three process control units (PCU) from Cambridge and one in Souderton should be migrated per manufacturer’s guidelines. Similarly, the pneumatic control panels from both Cambridge and Souderton should be replaced with modern hardware because the existing hardware is no longer manufactured or supported.

The upgraded DCS and Festo hardware will rely on modern, network-based communication and co-exist on a single, unified plant network. Process skids from the Cambridge, MA facility will include junction boxes which house the upgraded pneumatic hardware. Souderton pneumatic panels will be upgraded in their existing enclosures.

Networking hardware, servers, and thick/thin clients will be included to support typical activities including HMI control/monitoring, process data historian, and alarm reporting. Programming, including migrations, will be included.

To leverage the network infrastructure, all variable frequency drives (VFDs) are recommended to be upgraded or replaced with models that can support network- based control from the PCS.

The PLC-based control systems in two COP skids from Cambridge, two COP skids in Souderton, and the CIP skid in Souderton should be upgraded due to hardware obsolescence. In all cases, the PLC and HMI should be upgraded to modern hardware. The existing program will be migrated to support the new hardware.

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III.	DESIGN/BUILD PROJECT DISCUSSION

1.0	General

1.1	Staged Design Services: We have concluded the preliminary stage of our design services that are represented by this document. This effort was used to solicit competitive market prices from key vendors and subcontractors for the work on this project. The effort to complete the project design will entail the final design development for construction issue documentation (Bulletin #1 due to permit requirements for IFC drawings) (confirmation of work to ensure proper system and component sizing and to provide construction administration through the course of the work).

PROTECS believes we can complete this work by September 2018. We have also planned for the strategic release of packages to allow for early procurement of materials and vendors’ services that must be pre-fabricated to lessen the amount of time in the field. Our design team will remain intimately involved with the field construction throughout the balance of the work including commissioning.

1.2	Project Safety: We will implement a vigorous safety program and coordinate all field activities with site safety goals as top priority. Our jobs run smoothly and safely as a result of our total commitment to field safety management. We will conduct weekly safety meetings and our field staff will routinely monitor field operations with a keen eye toward total adherence to safe practices. PROTECS routinely reviews the client site requirements and incorporates them into the comprehensive PROTECS plan. This plan will also be coordinated with HbO2.

1.3	Subcontractors: A list of pre-selected approved trade contractors that PROTECS has previously worked with and/or are qualified for the work through extensive experience with this type of facility were contacted by PROTECS to develop our pricing for this work. All parties are highly capable and well-staffed organizations that can meet both the HbO2’s and PROTECS’ needs and requirements. Additionally, subcontractors/vendors at the request of HbO2 and the landlord have also been contacted to develop the pricing for this work.

1.4

Construction Management: This project demands efficient execution and thorough planning. Our logistics plan calls for management of subcontractors led by a project manager from PROTECS who is supported by a project engineer and superintendent as well as home office planning and cost control staff. Through these efforts by a single source, HbO2 will realize coordination benefits.

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Along with the selection of talented subcontractors, successful implementation must include an aggressive expedition and scheduling program. We will establish short-term schedules, hold frequent coordination meetings with subcontractors regarding scheduling, quality, and safety and establish a very detailed progress measurement system that will allow for confident tracking and control.

Our team is familiar with your facility, the personnel we have been introduced to, the demands of your market place, and the area trade contractors. With our personnel on site full-time, we will maintain the right management team on your project at all times.

1.6	Purchasing/Expediting: We propose to undertake an aggressive pre- purchase and expediting program in order to meet the scheduled activities. We have outlined this in our schedule. We believe the key facets to a successful timely delivery of this project will center around the early release of the process skid assembly scope, major mechanical and electrical equipment (i.e. boiler, AHUs, waste neutralization system) and key subcontractors.

1.7	Permits: Our office has been in contact with Franconia Township and the permit applications were submitted and permit approvals were recently received. We can present them with a single point of contact for both the design and construction questions they may have since our team is integral within our office.

1.8	Cost Control: We will establish a detailed cost control budget for the project and will work closely with major subcontractors to develop a coordinated cost reporting system. We will carefully measure engineering and field progress and deploy our change control program for timely identification of potential issues for team discussion. We will clearly define status, progress, and projected final totals in a meaningful way. We will support any cost saving/value engineering opportunities that arise to assure HbO2 that a cost-efficient facility is being provided that meets immediate occupancy needs, as well as accommodates longer-term objectives where prudent and possible. Our expert cost engineering capabilities will pay a vital role in the cost control program for the project.

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2.0	SCOPE OF SERVICES

PROJECT MANAGEMENT

2.1	The work will be broken down by construction packages that best fit HbO2’s needs. PROTECS will procure the project in packages according to client production needs, relocation dates, permitting requirements, design constraints, and equipment delivery requirements.

2.2	PROTECS monitors cost through the use of several systems. Change requests (CR) are issued immediately upon identification of changes in the overall project scope. This allows our clients the ability to react to changes and make decisions based on cost and schedule impacts. Likewise, PROTECS uses a system for Potential Change Orders (PCOs) to track the subcontractor changes. We also monitor and track the progress of the project against our detailed CSI coded cost breakout and the project schedule in support of project invoices to HbO2 and from subcontractors.

2.3	Time Management and Project Scheduling is the key tool for project success. A Project Milestone Schedule has been provided with this quotation. At the start of the project, PROTECS will prepare and link all activities required for the design, procurement, and construction of the project. The schedule is an active document to provide the team with the plan for a successful project. Changes are incorporated and evaluated and progress will be tracked on a weekly basis. Once the baseline schedule is developed, a Critical Path schedule will be established. Any deviation to the Critical Path Method will be evaluated and work around plans provided. The schedule will be maintained in MS Project.

2.4	Risk Management is a function of good communication. The PROTECS Project Manager will work closely and communicate with HbO2 to identify and evaluate risk. PROTECS typically works with its clients to identify client business plans to enable review of design and procurement construction activities for potential risk. PROTECS will assist to evaluate these issues and manage the subsequent activities accordingly.

2.5

Project Reporting and Control Systems are provided to meet the client and project needs. As previously discussed, cost and schedule are monitored and updated regularly. PROTECS will conduct client project review meetings on a bi-weekly (weekly, when necessary) basis and site contractor review meetings on a weekly basis. PROTECS also conducts in-house design coordination meetings on a weekly basis (through the design phase) in addition to drawing reviews and constructability reviews that are conducted as needed throughout the project. The frequencies of meetings are adjusted to meet the project needs.

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2.6	Document Management is initiated on a project specific basis. The Project Lead Sheet will contain the drawing and revision dates for the project. Specifications are logged by number and date. All distributions are issued and accompanied by a transmittal, containing the description, revision dated, and distribution.

2.7	Configuration and Change Management are managed through our CR and PCO (work order) documents. Changes in construction packages are controlled through the issuing of bulletins and all contractor questions are written on a standard Request for Information format.

2.8	Records Management. All project related documents are filed in the project file, which is regulated through a standard filing system. Documents are issued via a transmittal and correspondence is coded. Logs are kept electronically and backed up daily.

2.9	Project Coordination. All PROTECS services for this project are delivered through one office; this allows for easy access and for a smooth flow of information. The project group is linked via an email system and can easily access common software through the company computer system. Formal meetings are organized with an agenda and minutes are kept and issued. All issues are surfaced, distributed, and resolved in an efficient manner. The aforementioned activities of scheduling and cost control are additional tools used to coordinate and prioritize the activities performed by the project team.

2.10	Project Lists will be provided and are typical for:

Drawing List
Specification Log
Document Distribution List
Shop Drawings / Expediting Log
PCO Log
CR Log

Additional lists will be provided as the project requires.

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3.0	FINAL ENGINEERING AND DESIGN

3.1	Detailed Design & Construction Documentation Phase

Listed below is a summary description of the anticipated design deliverables to complete the design through the construction documentation phase of the work:

1.	Develop and issue pre-purchase specifications for long lead equipment and respond to questions and clarifications.
2.	Final Construction Drawings.
3.	Required project meetings.
4.	Subcontractor assistance.
● Respond to questions / clarifications from contractors
● Technical evaluation of work scopes

3.2	Construction Phase (Construction Administration)

Listed below is a summary of anticipated deliverables by the PROTECS’ architect and engineer to support the construction phase effort of the project:

1.	Shop drawing reviews.
2.	Respond to Requests for Information (RFIs).
3.	Conflict resolution during construction.
4.	Periodic construction site visits by each discipline. We have assumed key design engineers will visit at various stages of construction.
5.	Prepare field observation reports and punch lists by each discipline.
6.	Assist in commissioning of systems by providing general guidance.
7.	Review commissioning report.

3.3	Record Drawings

Listed below is a summary of the anticipated deliverables by PROTECS in support of the project close-out:

1.	Review subcontractor as-built drawings.
2.	Architectural, Structural, Mechanical, Plumbing, Process, and Electrical Deliverables.

The anticipated drawing list is made up of all the drawings attached at the end of this document.

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4.0	PROCUREMENT, CONTRACT ADMINISTRATION AND CONSTRUCTION MANAGEMENT

4.1	Procurement

1.	Develop and issue pre-purchase specifications for long-lead equipment.
2.	Provide early bid packages to confirm work scopes in accordance with approved design documents.
3.	Provide purchase orders for owner-selected long-lead equipment.

4.2	Contract Administration

1.	Work scope walk-through meetings.
2.	Respond to questions/clarifications from bidders/contractors (RFI’s).
3.	Evaluation of bids.
4.	Awarding contracts.
5.	Shop drawing reviews.
6.	Periodic construction site visits.
7.	Punch listing.
8.	Assist in commissioning of systems by providing general guidance.
9.	Review commissioning report.

4.3	Construction Management

1.	Full time on-site supervision.
2.	Preparation and monitoring of project schedules.
3.	Safety standard enforcement.
4.	Coordination of owner furnished items.
5.	Site cleanliness.
6.	Preparing and maintaining cost accounting procedures that track costs to date and costs to complete.
7.	Expediting long lead equipment.
8.	Monitoring subcontractor progress cost and change requests.
9.	Reviewing major discipline scopes and pricing versus budget with HbO2.
10.	Subcontractor coordination.
11.	Quality Assurance.
12.	Job Site Office.
13.	Shutdown Coordination.
14.	Estimating of alternatives or scope change requests.
15.	Constructability Review.
16.	Pre-purchase of Equipment.
17.	Contract Administration.

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5.0	COMMISSIONING AND QUALIFICATION SERVICES

5.1	Introduction

The Commissioning and Validation Master Plans (VMP) will be drafted/developed by HbO2 for the project to define the approaches to be taken for commissioning, qualification and validation of the facility, equipment and utility systems related to HbO2’s project. The facility will be designed to comply with all current industry, regulatory and HbO2’s requirements. To date, PROTECS has used the previous validation/qualification documentation to develop the design and this proposal. A project Validation Master Plan (master plan) is required for the project to define the approaches to be taken for the commissioning, qualification, and validation of the facility, equipment, and utility systems related to HbO2’s project.

5.2	Scope

PROTECS will provide equipment start-up services for new equipment and provide it’s standard pre-functional and functional commissioning documentation for the major equipment installed including the following equipment:

●	AHUs,
●	Humidifiers
●	Air compressor
●	Boiler
●	Generator
●	Chillers
●	Waste Neutralization System

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IV.	CLARIFICATIONS

Following is a summary listing of the qualifications, clarifications, and assumptions we have made in developing this document.

1.0	General

1.1	This proposal and all contents of our offer expressed herein are confidential and privileged cannot be disclosed to parties outside of PROTECS and HbO2 Therapeutics without the specific written permission of PROTECS. Dissemination, distribution, or copying of this document or any portion thereof by any party other than PROTECS is strictly prohibited.
1.2	HbO2 will be responsible for equipment and building system maintenance and control upon completion of start-up and training.
1.3	All documents will be prepared in accordance with PROTECS standards.
1.4	All documents delivered electronically as part of the final submittal will be in AutoCAD 2013, Microsoft Project, Microsoft Office, or Adobe PDF formats.
1.5	Vendor documents will be furnished in the usual publication formats provided by the vendor.
1.6	Redline As-built drawings will be provided based on subcontractor mark-ups. The P&ID drawings will be updated in CAD to incorporate contractor mark-ups.
1.7	Tax costs in this proposal have been excluded based on HbO2 providing the appropriate PA state tax form for PROTECS to file with vendors and subcontractors.
1.8	All unit costs in the $GMP identified as “ALLOW” represent an allowance for that particular line item that is the maximum financial responsibility of PROTECS within the $GMP. Any costs for any line item with unit cost of “ALLOW” in excess of the indicated amount will be in addition to the $GMP.
1.9	The proposal is based on the work schedule attached hereto and milestone dates identified therein.
1.10	The contingency is exclusively meant to pay for all the cost associated with estimating variances, work associated with further design development to meet the basis of design criteria, etc. The purpose of the contingency, however, is not to pay for additional work requests or scope adjustments by HbO2 or cost associated with force majeure (i.e., Acts of God, labor strife, strikes, etc. or field conditions).
1.11	Our proposal is based on mutually agreed terms based on an AIA 191 Owner/Design-Builder contract document.
1.12	PROTECS standard insurance coverage will be acceptable for the project.
1.13	Payment and performance bonds have been excluded.
1.14	Builders Risk Insurance will be provided by HbO2.
1.15	One hard copy and one digital copy of as-built drawings and IOM manuals will be provided as part of this scope of work.

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1.16	PROTECS’ standard one-year warranty on labor and materials is provided. Additional warranty requirements beyond these terms have not been included at this time.
1.17	The order of precedence for the documents provided as part of this proposal is $GMP Clarifications/exclusions within this document, $GMP Basis of System Criteria, then the issue for construction drawings.
1.18	This $GMP is made up of multiple project costs that contain individual line items, all of which comprise this $GMP. It is understood that no guarantee exists on any single item of work, and that dollar savings on a particular trade discipline may be transferred to cover possible overruns of another.
1.19	This proposal is based on being paid for materials stored off site.
1.20	General conditions include costs associated with the supervision and management of permitting, procurement, and construction activities throughout the duration of the project. The proposal is based on the work schedule attached hereto and milestone dates identified therein. Any work associated with General Conditions extending beyond the schedule indicated due to revisions directed by the owner are excluded.
1.21	Fee is shown as a percentage of costs only for the overall presentation of the costs. It remains to be a fixed amount for the given scope whether there are cost savings on the project or otherwise. The fee for Owner requested additional work will be calculated at the same percentage basis. If the project scope increases, the fee and overhead also increase either at the same percentage rate as the shown in the $GMP breakdown or on the basis of requirements dictated by the project schedule and job conditions-whichever is applicable.

2.0	Design

2.1	The layout of the space and equipment is based on the drawings attached in the Appendix of this proposal.
2.2	The layout and design is based on the equipment matrix dated February 27, 2017.
2.3	We have based our efforts on the conceptual information and utility information provided by HbO2. We have done our best to estimate discrepancies or missing components in the information. These will be sorted through before the drawings can be finalized.
2.4	Other chemicals will be provided by HbO2 and will be stored in appropriate cabinets, provided by HbO2, suited for the purpose of storing such chemicals per NFPA code requirements.
2.5	Refer to the Hazardous Material Information BOSC902 drawing dated February 27, 2017 for the chemicals and quantities anticipated for the facility.
2.6	Adequate and approved water supply to support the demand of the potable water system and sanitary water is understood to be available at the site. The pressure fluctuation of this system must be evaluated against the selected equipment requirements during design development.

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2.7	Adequate and approved water supply to support the demand of the DI water system is understood to be available at the site. The pressure fluctuation of this system must be evaluated against the selected equipment requirements during design development.
2.8	Environmental engineering, air permits, and/or other discharge permits are not included.
2.9	The initial layout of the facility provides for cGMP compliance.
2.10	The cleanroom area construction materials specified are resistant to the chemicals identified by HbO2 during the design process. PROTECS shall not be responsible for damages caused by improper use, changes to the cleaning procedures or use of chemicals not identified by HbO2 during the design process.
2.11	This proposal and fees presented herein are based on PROTECS providing full design build services for the project. Should PROTECS provide design services only, the cost for these services will have to be increased accordingly.
2.12	This proposal includes a complete design package as required to obtain permitting approval from the local governing authorities, Franconia Township, PA, and full time on-site PROTECS supervision and coordination of all trades and subcontractors performing the work.
2.13	Health and Safety reviews for HAZOPs are not included.
2.14	An as-built basis of system criteria or basis of design is not included.
2.15	The services under this scope will be provided with the diligence and a standard of care consistent with and equal to the prevailing practices of similar professional organizations providing similar services within this industry and geographical area.
2.16	PROTECS cannot be held responsible for schedule impact due to failure of local building officials to approve building permit by date indicated on the Project Schedule. PROTECS is not responsible for schedule impact due to failure of code officials to provide inspections of installed work in a reasonable period of time.
2.17	The design and construction is based on the known national code requirements. Any requirements above and beyond these standards that may be required by the Owner’s insurance provider or by the local authority having jurisdiction (that are not published at the time the design was commenced) are not included as part of this work.
2.18	The site is not in a flood zone.
2.19	The engineering services for this project are offered on a lump sum basis and include the credit for the Permit to $GMP services.
2.20

The engineering fee is fixed based on the $GMP proposal submitted on September 11, 2017. Additional engineering fees will not be added to the Process Automation and Process Materials procurement scopes that will be added into the project as long as they do not exceed the allowance amounts carried in the September 11, 2017 $GMP estimate.

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3.0	Scope – Trade / Site

The items below are meant to clarify or amplify the scope of the work. Although they are listed by division, they apply to the project as a whole (i.e., they are not limited to the work of any specific trade).

General

3.1.1	This proposal is solely based upon the material and quantity descriptions identified in this proposal and associated cost breakdown.
3.1.2	The proposal is based on working over a period of 8 hours/day, between 7:00 AM and 5:00 PM during the week, Monday through Friday unless stated otherwise. The normal workday for the project site will be 7:00 AM to 3:30 PM.
3.1.3	The estimate is based on receiving all construction areas clean and clear on the agreed-upon dates. The cleaning and clearing of the spaces of owner furniture prior to construction is not included as part of this estimate; however, we can provide services to assist your office in coordinating this work as an optional cost.
3.1.4	We have not included any future allowances for cost impacts or escalation in regard to the current issues with shortages of copper, concrete, steel, and related products, materials, and equipment (steel, reinforcing bar, conduit, ductwork, piping, HVAC equipment, electrical gear, etc.). Any cost impacts related to this issue will be addressed as an added cost to the project scope, as necessary.
3.1.5	We have allowed for a separate construction site office for this project within the existing building space including office space for PROTECS project team and with telephone and data lines available from within the building. PROTECS will have full use of the conference room and (3) offices throughout the construction activities. An alternate is provided for a separate onsite construction office if these spaces cannot be provided to PROTECS.
3.1.6	This scope is based on gaining access to the building on October 2, 2017.
3.1.7	Delays in the project start date will cause corresponding delays in the project substantial completion date.
3.1.8	PROTECS has accounted for covering HbO2’s site specific orientation and safety training coincident with our safety and site orientation provided to our materialmen working on site and that HbO2’s orientation and safety issues can be covered within a thirty minute time frame.
3.1.9	The budget reflects that the project is to be built by ‘merit shop’ labor. Specific trades will utilize union labor as required for the cleanroom wall panel installation.

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3.1.10	PROTECS will coordinate any work that will require the shutdown of existing switches, valves, etc. within the facility. HbO2 will provide staff personnel to close/open existing valves and switches that are required during this work.
3.1.11	All utility work is included to only five feet outside the building line except the electrical service upgrade which extends to the existing pad mount transformer location.
3.1.12	All existing utilities that are being connected to have been maintained, are functional, and are not clogged, blocked, etc. No remedial work will be required for these existing systems.
3.1.13	See the site logistics plan for access, laydown, storage, temporary protection and dumpster locations.
3.1.14	The Conex boxes onsite will be available for PROTECS use for storage of materials.
3.1.15	It is assumed that all existing systems are operational. HbO2 will be responsible for re-starting all existing equipment and systems. PROTECS can assist with this work if required at additional cost.
3.1.16	All owner furnished equipment/materials will be located at the site or in the warehouse located at 300 Enterprise Lane, Colmar, PA.
3.1.17	Vendors warranties are pass through warranties.

Site

3.2.1	Construction debris will be removed from the site by containers provided under this scope.
3.2.2	Temporary protection will be provided as depicted on the site logistics plan.
3.2.3	Subcontractor parking will be onsite in the site’s parking lot. The parking lot wearing layer and stripping will be completed by others after completion of construction.
3.2.4	The soil bearing capacity was based on the Geotechnical report (File No. 14-90554- 02) dated January 21, 2015 prepared by Gilmore & Associates.
3.2.5	The pricing is based on being able to use the material excavated for the project as backfill material around the foundations, cut/fill operations, and site grade adjustments.

Concrete

3.3.1	It is assumed the existing concrete slab is no greater than 6” thick.

Masonry

3.4.1	Intentionally left blank.

Structural

3.5.1	An AISC certified erector will not be required for steel erection. 3rd Party steel inspections will be performed.

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Carpentry

3.6.1	Intentionally left blank.

Thermal and Moisture Protection

3.7.1	Non penetrating pipe and duct supports will be provided where possible.

Doors and Windows

3.8.1	It is assumed the exterior doors have been prepped to receive the card reader hardware.

Finishes

3.9.1	The epoxy flooring system specified is based on cart traffic and hand trucking on rubber and plastic wheels with a maximum load of no more than 1,000 lbs.
3.9.2	Colors at all products are manufacturer’s standard unless indicated otherwise. PROTECS has allowed for a calcium chloride moisture test in the area. PROTECS excludes testing the substrate for hydrostatic and/or osmotic pressure prior to installation of epoxy floor.
3.9.3	Bottled gases such as nitrogen and associated panels will be provided by HbO2.
3.9.4	EIFS removal to the backer board or CMU block has been included. Replacement of the backer board or mold remediation have not been included, but can be provided at additional cost.
3.9.5	It is understood that HbO2 will provide the necessary Dagard cleanroom wall panels and associated hardware for installation. The Dagard cleanroom wall panel system will be stored local (within 20 min) to the jobsite and transportation of the materials from this location to the jobsite is included. New materials and hardware for the ceilings, doors and cleanroom windows will be provided by PROTECS. Additional materials required for a complete installation can be provided at additional costs if materials are not provided by HbO2.
3.9.6	The polished concrete flooring will show the existing concrete aggregate and the condition of the concrete will determine the final finish. No provisions are included to replace existing concrete.
Specialties

3.10.1	The wall protection will be limited to SS corner guards. SS wall protection has been provided as an alternate.
3.10.2	All cleanroom gowning, garments, and accessories will be furnished by HbO2 as a basis for this proposal.
3.10.3	Lockers will be installed on “Z” bases in lieu of a concrete pad.

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Equipment

3.11.1	The process equipment provided by HbO2 will arrive at the site in time to be installed in coordination with the construction of the production area.
3.11.2	Procurement, unloading, rigging, installation, commissioning and validation of any HbO2 equipment have not been included unless specifically identified elsewhere in this document.
Furnishings

3.12.1	The lab casework for the project will be used with new epoxy tops.
3.12.2	Fumehood certification is not included.

Special Construction

3.13.1	The rigging of the roof top equipment for the project can be done from the parking lot adjacent to the project work area during normal working hours.

3.13.2	The existing cold box to be relocated is assumed to be in good working order and repairs/replacement of equipment/parts is not included. The existing wall and ceiling panels are to be re-used and replacement of damaged panels is not included, but can be provided for additional cost.
Conveying Systems

3.14.1	Intentionally left blank
Mechanical

3.15.1	Adequate and approved water supply to support the demand of the fire water, potable water, and sanitary water is understood to be available at the site.
3.15.2	Temporary heating and cooling will be done using the new HVAC equipment.
3.15.3	Safety showers are not connected to a drainage system.
3.15.4	Standard Flexible ductwork with R-6 insulation factor will be provided.
3.15.5	SS 316 tubing with Swagelok compression fitting will be provided for connection to process equipment in the production space for N2, VAC and Compressed Air.
3.15.6	HEPA integrity testing will be based on the factory tests. HEPA filter certification and room certification testing will be completed by HbO2.
3.15.7	The HbO2 furnished chillers are assumed to meet the performance specifications provided to PROTECS. Modifications/repairs to the chillers are not included, but can be provided at additional cost.
3.15.8	The lab RODI water system will be furnished and installed by HbO2. Distribution piping to use points as indicated will be provided.
3.15.9	Polyisocyanurate insulation with a PVC jacket will be provided in the cleanroom areas for the chilled/warm glycol piping.
3.15.10	Standard validation documentation for execution by HbO2 will be provided with the CFR 21 Part 11 compliant monitoring system. Custom validation documentation is not included, but can be provided at additional cost.

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3.15.11	HEPA filter module housings will be of aluminum construction (housing is located above ceiling and is not exposed to the cleanroom) and the cleanroom exposed perforated grille and perimeter trim will be 304 SS.
3.15.12	BAS graphics will be created or modified to depict the new control systems.
3.15.13	BAS standard point and program checkout is included. Loop checks and field calibration are not included.

Electrical

3.16.1	We have allowed for MC cable for lighting and power branch circuit conduit and wire within designed spaces.
3.16.2	HbO2 will pay all utility company charges for permanent or temporary services including consumption.
3.16.3	All underground electrical conduit to be PVC schedule 40.
3.16.4	Proposal and pricing for the electrical work is based on Copper wire pricing received at the time of the proposal. Our suppliers will not guarantee wire pricing beyond a one day period. PROTECS reserves the right to adjust the project proposal pricing shown to reflect any increases in copper wire proportional to the quantities in the project and the base price of copper current at the time wire can be purchased.
3.16.5	Individual fixture support wires for air devices and light fixtures are not included.
3.16.6	The HbO2 furnished generator is assumed to include the equipment and performance criteria noted on the reviewed generator submittal. Modifications and repairs to the generator are not included, but can be provided at additional cost.
3.16.7	The VFDs to be provided carry a 5 kAIC rating with a non-barrier bypass. The 75 kAIC rating and barrier bypass can be provided at additional cost.
Process

3.17.1	PROTECS will direct and coordinate LaProte’s efforts in a design build manner for the skid assemble scope of work.
3.17.2	Passivation is not included, but will be required. The Passivation scope can be provided at additional cost.
3.17.3	No spare parts are included in the scope.
3.17.4	The purchase of required software and license if necessary is by HbO2
3.17.5	No shop calibration will be performed prior to final site installation for existing equipment. Existing instruments are assumed to be suitable for calibration.
3.17.6	If the materials procurement scope is removed from the scope of this proposal, the costs expended to date will be removed from the credit amount to HbO2.
3.17.7	No guarantee is provided on the process performance of the skid (i.e. product yield, etc.)
3.17.8	SOPs and Batch Records are by HbO2.

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3.17.9	It is assumed that all HbO2 furnished materials and equipment are in good working order and have the necessary documentation (model and serial number, material certificates and surface finishes, weld log, calibration certificates as applicable). If material and surface finish certificates are missing for existing equipment, an inspection can be performed at additional cost.
3.17.10	Warranty does not extend to equipment or parts provided by others and installed under this proposal.
3.17.11	The demolition of the existing Process RODI water system and installation of the new WFI Generation system will be completed by HbO2.
3.17.12	Validation writing and execution is by HbO2.
3.17.13	FAT/SAT writing and execution is included and availability of HbO2 personnel is required for input/review in a timely manner.
3.17.14	IQ/OQ is by HbO2.
3.17.15	The filling equipment will be furnished and installed by HbO2. The recommended modifications will be completed by HbO2. The particulate monitoring system that is required is to be provided by HbO2. The risk assessment and design of the monitoring system can be provided at additional cost.
3.17.16	The Process Automation Engineering is included, but the installation costs (including wiring and field calibration) are not included. The Process Automation installation scope can be provided at additional cost.
3.17.17	The Process System Components Procurement (Skid, Non-Skid & Automation) costs are not included and will be addressed once a final parts purchase list has been developed and agreed to by HbO2, PROTECS & LaPorte.

Commissioning / Qualification

3.18.1	Any required gas, water or environmental microbiological sampling will be performed by HbO2.
3.18.2	All sampling materials will be obtained by HbO2.
3.18.3	The approach to control system testing will be complete functional testing. Code review is not included in the scope of work. PROTECS can provide code review, if requested by HbO2. § 21 CFR Part 11 compliance assessments for the equipment PLCs / control systems are not included in the scope of work. PROTECS can quote this separately after reviewing the systems and documentation provided by the vendor.
3.18.4	Commissioning costs include all of the new facility equipment only and do not include any existing or process systems. Commissioning costs include costs associated with the applicable subcontractor’s standard commissioning procedures. Commissioning procedures, guidelines, and forms required by the owner are excluded. Validation is also excluded.
3.18.5	The writing of operations and maintenance SOPs is by HbO2.

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3.18.6	The development of URS is by HbO2 and will need to match the design. Design changes due to URS requirements are not included.
3.18.7	No warranties cover fitness for use, merchantability or purpose / use.

4.0	Exclusions

Work not included:

4.1.1	Builder’s risk insurance and associated deductible.
4.1.2	LEED requirements.
4.1.3	Building permitting and expediting. We have assumed HbO2 will directly pay all state and local permit fees. We will process and file for local permits on HbO2’s behalf.
4.1.4	Payment and performance bond.
4.1.5	Utility company consumption charges.
4.1.6	Rock excavation.
4.1.7	Office furnishings.
4.1.8	Snow and ice removal.
4.1.9	Premium time / acceleration of schedule.
4.1.10	Room identification and signage.
4.1.11	Excavation, except at new foundations and plumbing trenches.
4.1.12	Handling, removal, and disposal of toxic or hazardous materials in or within the soil is not part of this work. These materials will have to be addressed if and when encountered during the course of the work.
4.1.13	Site security, exterior lighting, etc. during the course of construction.
4.1.14	Painting of piping, conduit, and insulation. Manufacturer’s standard painting will be provided on equipment and will be touched up in the field if necessary due to installation damage.
4.1.15	Seismic hangers and/or earthquake bracing.
4.1.16	Spray fireproofing of the steel structure.
4.1.17	Cleanroom furniture,workstations or accessories.
4.1.18	A dedicated fire watch service during the construction process.
4.1.19	Site security services.
4.1.20	Civil, environmental, equipment and process engineering.
4.1.21	Planning board documents and/or meetings
4.1.22	Waste permits, waste discharge permits, air permits, and other discharge permits.
4.1.23	Field calibration.
4.1.24	Window treatment
4.1.25	Roof and equipment screening.
4.1.26	Water meter, sewer, or assessment fees.
4.1.27	Laboratory hoods.
4.1.28	Biosafety cabinets.
4.1.29	Room particulate and pressure testing.

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4.1.30	Explosion venting.
4.1.31	Utility company (i.e., POWER COMPANY, GAS COMPANY, TELE/DATA COMPANY, etc.) installation charges, usage charges or other fees. HbO2 to negotiate these items and related charges, costs, or fees directly with the utility company.
4.1.32	Special electrical systems (i.e., speakers, Muzak, PA, paging, intercom, clocks, sound masking, security, cameras, monitors, card readers, TV cables, TV antennas, AV, etc.).
4.1.33	Special grounding systems, ground grids, ground loops, ground rods, grounding risers, or other special “power quality” systems.
4.1.34	Warehouse racks.
4.1.35	Revisions to existing systems affected by relocated equipment from those systems.
4.1.36	Temporary fencing for “lay-down” areas or site storage areas.
4.1.37	Trade remobilization other than what is indicated in the project schedule and associated staging and phasing plan.
4.1.38	Sloping or leveling of the existing floor.
4.1.39	Site filter challenge tests.
4.1.40	Ultrasonic testing.
4.1.41	Slab x-rays.
4.1.42	Temporary sanitary facilities.
4.1.43	Subsurface investigation.
4.1.44	Water meter, sewer, and assessment fees
4.1.45	Permanent fire extinguishers.
4.1.46	Factory / Shop inspections and tests.
4.1.47	Landscaping.
4.1.48	X-ray tests on welds.
4.1.49	Repair to existing insulation that is damaged prior to this work.
4.1.50	Warranty or guarantee of existing systems.
4.1.51	A crane hoist for service and maintenance will not be provided.

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V.	ESTIMATE

VI.	COMMERCIAL TERMS

PROTECS proposes to provide professional engineering and construction management services to implement the project as described herein for a Guaranteed Maximum Price ($GMP) of Twenty Four Million Six Hundred Forty Eight Thousand Two Hundred Forty Eight Dollars ($24,648,248). A breakdown for these costs in CSI format is provided within the attached estimate. This price is based on proceeding with the work in accordance with the terms and conditions of the AIA 191 Part 2 Design/Build Agreement previously agreed to. Once this proposal is signed an Exhibit will be provided to amend this proposal to the Agreement as indicated therein.

Work can commence immediately upon receiving written authorization to proceed (i.e., a contract) or a purchase order and a ten (10%) percent down payment. Our services will be invoiced monthly per the agreement and are payable net 20 days.

This proposal is valid for a period of thirty (30) days from the date of the proposal. If the services of PROTECS do not commence, or are stopped for a period of thirty (30) days through no act or fault of PROTECS, PROTECS may elect to renegotiate the terms of this agreement to reflect changes in project scope, schedule, and fee schedules.

Any changes made to this proposal do not constitute an agreement. All changes must be approved by both parties in writing. If you accept this proposal, please sign one copy and return it to PROTECS.

PROTECS	ACCEPTED BY:

PROPOSAL No. 1074PPA17.1 Rev. 1	Hemoglobin Oxygen Therapeutics, LLC.

Christopher R. DiPaolo

President	Date:

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VII.	MILESTONE SCHEDULE

VIII.	ATTACHMENTS

8.1	HbO2 – Facility Expansion Documents List dated September 8, 2017 (9 Pages)

Note: Documents Previously Issued to HbO2 are indicated on the documents list, but are not attached.

8.2	Site Logistics Plan dated July 19, 2017 (1 Page)

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2017 Standard Terms and Conditions

Consulting Services

This document represents the standard terms and conditions for the PROTECS proposal to which this document is attached. These terms and conditions shall apply to the work unless specifically stated otherwise in the clarification section or commercial terms section of the proposal. These terms and conditions shall supersede blanket terms in seller/purchaser agreements, such as “the terms and conditions of this purchase order or contract shall render all previous terms, conditions, etc. null and void”, unless the specific paragraphs of this document are referenced. These terms and conditions shall also apply to authorizations issued by purchaser to seller on purchaser’s letterhead and/or purchase order.

1. CONTROLLING DOCUMENT The acceptance of Purchaser’s order is expressly made conditional on Purchaser’s assent to the terms and conditions set forth herein, and PROTECS (“Seller”) agrees to furnish the covered thereby only upon these terms and conditions. This document constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements. No term or condition of Purchaser’s order inconsistent with the terms and conditions hereof; and no term, condition, statement or representation not contained herein, shall be binding on Seller as a warranty or otherwise. No wavier, alteration, or modification of any of the provisions hereof, shall be binding on Seller unless made in writing signed by an officer of Seller.

2. PRICES AND TAXES Prices shown are for delivery of goods/services, F.O.B. point of shipment. Any manufacturer’s tax, sales tax, use tax, excise tax, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by governmental authority, on or measured by the transaction between Seller and Purchaser shall be paid by Purchaser in addition to the prices quoted or invoiced. In the event Seller is required to pay any such tax, fee, or charge, Purchaser shall within ten (10) business days reimburse Seller therefore. Delinquent payments shall be subject to a carrying charge with interest terms below.

3. TERMS AND METHOD OF PAYMENT Where Seller has extended credit to Purchaser, the terms of payment shall be net ten (10) days from date of invoice. RE: Services-Services will be invoiced on a percentage complete basis and are due upon receipt. Seller reserves the right to invoice on a periodic basis as required to facilitate the work. If, in the judgment of Seller, the financial condition of Purchaser at any time does not justify continuance of production of shipment upon the terms of payment specified, Seller may require full or partial payment in advance.

4. DELIVERY AND DELAY Delivery of goods or services to a carrier at Seller’s plant or other loading point shall constitute delivery to Purchaser. Seller shall not be liable for any loss or damage as a result of any delay due to any cause beyond Seller’s control including, without limitation: an Act of God, act of Purchaser, fire, theft, accident, slowdown, strike, riot, embargo, governmental act, regulation or request, delays of common carriers, or other similar causes. In case of any such delay, the date of delivery shall be extended for a period equal to the time lost by cause of the delay. In no event shall Seller’s liability for any other delay exceed the sales price to Purchaser. Seller shall not be liable for any special, contingent, indirect or consequential damages (including anticipated profits) resulting from delay.

5. STOP WORK OR CANCELLATION In the event of a request to stop work or to cancel the whole or part of any order, Purchaser shall pay Seller for: (a) Any and all work that has been completed. (b) For all other work in process and all materials and supplies procured or for which definite commitments have been made by Seller in connection with the order. Purchaser shall pay Seller all of Seller’s costs and expenses.

6. TOOLING AND DESIGNS All specifications, drawings, designs, data, information, methods, descriptions, programs, software, software source code, ideas and/or inventions made, used, conceived, developed or acquired by Seller incident to its performance hereunder and all patent, trade-secret, know-how, copyright or other proprietary rights therein, shall be exclusive property of Seller and no part of the purchase price hereunder shall be deemed applicable to the foregoing items.

7. INFRINGEMENT CLAIMS Proposals are offered for the sole and private use of Client’s name and is in response to solicitation for our services. The ideas, suggestions and intellectual contents remain the property of PROTECS and should not be shared with other unauthorized individuals or outside organizations without the written permission of PROTECS.

Purchaser shall indemnify Seller for the costs of defending any suit or proceeding (including attorneys’ fees, witness fees, judgment or settlement) brought against Seller for infringement if the claimed infringement has resulted from Seller’s compliance with Purchaser’s designs, specifications, and instructions or by reason of the alterations, application or use of the goods by Purchaser or any other party.

8. JURISDICTION LAW The agreement hereunder shall be governed by, and its terms constructed in accordance with, the laws of the State of Pennsylvania.

9. ARBITRATION Any controversy or claim arising out of or relating to this Contract, or the breach thereof, shall be settled by arbitration held in Montgomery County, Pennsylvania, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof.

10. INTEREST Payments are due upon receipt unless noted otherwise in the commercial terms section of a Sellers proposal. Payments over thirty (30) days late shall accrue an interest charge at the rate of prime plus one percent. Prime is the prime interest rate as published in the Wall Street Journal on the first business day the payment is due and shall be adjustable on a monthly basis over the period the balance due remains an open seller receivable.

11. ADDITIONAL SERVICES As time is of the essence situations/issues may arise where the Purchaser will require additional services not covered in Sellers proposal. Seller will provide these services on a time and material basis in accordance with Seller’s current published rate sheet. The additional services will be provided on a continuous basis so the impact to the project will be minimized. Approval of these services on the Purchasers behalf shall be considered tacit in nature. As completed Seller will issue a scope adjustment notice for record purposes only. Seller reserves the right to refrain from providing these additional services for any cause.

12. HIRING In accepting or authorizing this proposal, Purchaser represents they will not hire Seller’s personnel, directly or indirectly, during the period Seller is performing services for Purchaser and for ninety (90) consecutive calendar days thereafter. Should Purchaser hire Seller’s personnel, direct or non-direct, Seller shall be entitled to a “Finders Fee” of 25% of the employee’s first year salary, payable in accordance with paragraph 3 upon the hire date of Seller’s employee by Purchaser.

13. REIMBURSABLES Purchaser agrees to pay Seller for all reimbursable cost in addition to the fee addressed in the proposal. Reimbursable costs include but are not limited to travel, airfare, rail fare, car fees, meals; lodging, tolls, copies of documents and drawings, plots of documents and drawings, phone calls; photographs, etc. A 1.05 times multiplier will be added to the costs of the reimbursables.

14.NON-SOLICITATION During the term of the contract with PROTECS, and for a period of one (1) year thereafter, the client shall not, directly or indirectly, without the prior written consent of the PROTECS, solicit or induce any employee or consultant of PROTECS to leave the employ or service of PROTECS or hire, retain, employ, or engage for any purpose any employee or consultant of PROTECS; however, such covenant shall be subject to PROTECS remaining in operation for the restrictive period defined hereunder. When PROTECS provides written consent, 25% finder’s fee will be charged to the client.

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